                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           Union Pacific Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                                       Notice of Annual Meeting
                                                                of Shareholders
[LOGO OF UNION PACIFIC]

1416 Dodge Street
Room 1230
Omaha, NE 68179

To the Shareholders:                                              March 8, 2001

   You are hereby notified that the 2001 Annual Meeting of Shareholders (the Annual Meeting) of Union Pacific Corporation, a Utah corporation (the Company), will be held at the Little America Hotel, 500 S. Main Street, Salt Lake City, Utah, at 8:30 A.M., Mountain Daylight Time, on Friday, April 20, 2001 for the following purposes:

  (1) to elect 13 directors, each to serve for a term of one year;

  (2) to adopt the Union Pacific Corporation 2001 Stock Incentive Plan;

  (3) to ratify the appointment of Deloitte & Touche LLP as the independent certified public accountants of the Company;

  (4) to consider and vote upon two shareholder proposals if presented at the Annual Meeting; and

to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof; all in accordance with the accompanying Proxy Statement.

   Only shareholders of record at the close of business on February 9, 2001 are entitled to notice of and to vote at the Annual Meeting.

   Shareholders are urged to date, sign and return the enclosed proxy promptly, whether or not they expect to attend the Annual Meeting in person.

                                        Carl W. von Bernuth
                                        Senior Vice President,
                                        General Counsel and Secretary

   IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

   (The enclosed return envelope requires no postage if mailed in the United
                                   States.)

                           UNION PACIFIC CORPORATION

                                PROXY STATEMENT

        For Annual Meeting of Shareholders to Be Held on April 20, 2001

                                                                  March 8, 2001

   This Proxy Statement is being furnished to shareholders of Union Pacific Corporation, a Utah corporation (the Company), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (Annual Meeting) to be held on April 20, 2001 for the purpose of considering and voting upon the matters set forth in the accompanying notice of the Annual Meeting. The first date on which this Proxy Statement and the accompanying form of proxy are being sent to shareholders of the Company is March 8, 2001.

   The close of business on February 9, 2001 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the record date there were 247,168,364 shares of Common Stock (Common Stock) of the Company outstanding, exclusive of shares held in the treasury of the Company which may not be voted.

   Holders of shares of Common Stock are entitled to one vote for each share registered in their respective names. On all matters considered at the Annual Meeting, abstentions and broker non-votes will be treated as neither a vote "for" nor "against" the matter. Abstentions and broker non-votes will be counted in determining if a quorum is present.

   All shares represented by properly executed proxies will, unless such proxies have previously been revoked, be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted as recommended by the Board of Directors. A shareholder executing and returning a proxy has the power to revoke it at any time before it is voted by providing written notice of such revocation to the Secretary of the Company, by submitting a validly executed later-dated proxy or by attending the meeting and voting in person. The mere presence of a shareholder at the Annual Meeting, however, will not constitute a revocation of a previously submitted proxy.

   The Company will bear the costs of its solicitation of proxies. In addition to the use of the mail, proxies may be solicited by personal interview, telephone and facsimile transmission by the directors, officers and employees of the Company. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such solicitation. In addition, Morrow & Co., Inc., 909 Third Avenue, New York, N.Y. 10022 has been engaged to solicit proxies for the Company. The anticipated fees of Morrow & Co., Inc. are $14,500 plus certain expenses.

Shareholder Proposals

   Shareholders desiring to submit a proposal under Securities and Exchange Commission (SEC) Rule 14a-8 for consideration for inclusion in the Company's proxy statement and form of proxy relating to the 2002 Annual Meeting must submit in writing such proposal and any statement in support thereof to the Secretary of the Company by November 8, 2001 and comply with the other requirements of Rule 14a-8.

   Under SEC Rule 14a-4, the Company may exercise discretionary voting authority under proxies it solicits to vote on a proposal made by a shareholder at the 2002 Annual Meeting that the shareholder does not seek to include in the Company's proxy statement pursuant to SEC Rule 14a-8 unless the Company is notified about the proposal on or before January 22, 2002, and the shareholder satisfies the other requirements of SEC Rule 14a-4(c). However, except with respect to shareholder proposals included in the Company's proxy statement pursuant to SEC Rule 14a-8, the Company's By-Laws provide that to be considered at the 2002 Annual Meeting any shareholder proposal must be submitted in writing to the Secretary at the executive offices of the Company during the period beginning on December 21, 2001 and ending on January 20, 2002 and must contain the information specified by and otherwise comply with the Company's By-Laws. Any shareholder wishing to receive a copy of the Company's By-Laws should direct a written request to the Secretary at the Company's executive offices.

                         (1) ELECTION OF 13 DIRECTORS

   Unless authority to do so is withheld, the Company's proxies intend to vote the enclosed proxy at the Annual Meeting for the election of the 13 nominees for director named herein, all of whom are currently directors of the Company. It is intended that the nominees for director be elected to hold office for a term of one year or until their successors are elected. If any nominee(s) for director for any reason should become unavailable for election, it is intended that discretionary authority will be exercised by the persons named in the enclosed proxy in respect of the election of such other person(s) as the Board of Directors shall nominate. The Board of Directors is not aware of any circumstances likely to cause any nominee for director to become unavailable for election. The 13 nominees for director receiving the highest number of votes cast at the Annual Meeting will be elected. The Board of Directors recommends that shareholders vote FOR each of the nominees.

   As of February 9, 2001 all directors and executive officers as a group beneficially owned 17,340,468 shares of Common Stock, representing 6.92% of the outstanding Common Stock, of which 3,438,523 are shares with respect to which such persons have the right to acquire beneficial ownership within 60 days. No nominee for director other than Mr. Anschutz beneficially owned more than 0.65% of the outstanding Common Stock. Mr. Anschutz beneficially owned 5.06% of the outstanding Common Stock.

   Robert P. Bauman will retire from the Board at the 2001 Annual Meeting, and his service as a director of the Company will end at that time. The Board acknowledges, with utmost gratitude and appreciation, the significant contributions and special leadership that Bob Bauman has so graciously and generously given to the Company over the past 14 years. Bob's vast experience and business acumen will be missed and the Board wishes him every success and happiness in his future endeavors.

   Richard B. Cheney resigned from the Board on December 17, 2000 due to his election as Vice President of the United States. The Board wishes to express its deep appreciation to Mr. Cheney for the integrity, conscientiousness and special insight that characterized his nearly eight years of service as a director of the Company. The Board congratulates Mr. Cheney and extends its best wishes as he meets the many challenges that lie ahead.

   The following tables set forth certain information on the nominees for director, including Common Stock beneficially owned as of February 9, 2001 and current holdings of Company Common Stock Units, representing deferred compensation and other amounts credited to their accounts. These ownership figures indicate the alignment of the named individuals' financial interests with the interests of the Company's shareholders since each Common Stock Unit is equivalent in value to a share of Company Common Stock and the value of their total holdings fluctuates with the price of the Company's Common Stock.

                                                          Equity Ownership
                                                         ------------------
                                                           UPC
             Name and Principal Occupation                Units     UPC
                     or Employment                         (a)     Shares
             -----------------------------               ------- ----------
Philip F. Anschutz                                         5,708 12,497,059(b)
  Chairman of the Board, Chief Executive Officer and a
   director, The Anschutz Corporation and Anschutz
   Company (the corporate parent of The Anschutz
   Corporation), with holdings in energy,
   transportation, communications, professional sports,
   agriculture and real estate, Denver, CO. Director,
   Forest Oil Corporation, Qwest Communications
   International Inc. Director and Vice Chairman of the
   Company since 1996. Age 61.

E. Virgil Conway                                           3,046     17,785
  Chairman and a member of the Board, Metropolitan
   Transportation Authority, public transportation, New
   York, NY. Director, Accuhealth, Inc., Centennial
   Insurance Company. Trustee, Atlantic Mutual Insurance
   Company, Consolidated Edison Company of New York,
   Inc., Urstadt Biddle Properties, Inc., Mutual Funds
   Managed by Phoenix Duff & Phelps. Director of the
   Company since 1978. Age 71.

Richard K. Davidson                                      228,234  1,639,834(c)
  Chairman, President and Chief Executive Officer of the
   Company and Chairman and Chief Executive Officer of
   Union Pacific Railroad Company, a subsidiary of the
   Company. Director of the Company since 1994. Age 59.

                                                           Equity Ownership
                                                           -----------------
              Name and Principal Occupation                   UPC      UPC
                      or Employment                        Units (a) Shares
              -----------------------------                --------- -------

Thomas J. Donohue                                            1,980     1,836
  President and Chief Executive Officer, U.S. Chamber of
   Commerce, business federation, Washington, DC.
   Director, Qwest Communications International Inc.,
   Sunrise Assisted Living, Inc., XM Satellite Radio.
   Director of the Company since 1998. Age 62.

Archie W. Dunham                                               277     1,003
  Chairman, President and Chief Executive Officer, Conoco
   Inc., integrated energy company, Houston, TX. Director,
   Louisiana-Pacific Corporation, Phelps Dodge
   Corporation. Director of the Company since 2000. Age
   62.

Spencer F. Eccles                                            2,894     9,785(d)
  Chairman, Wells Fargo Intermountain Banking Region,
   diversified financial services company, Salt Lake City,
   UT. Director, Wells Fargo & Company, U.S. Chamber of
   Commerce. Director of the Company since 1976. Age 66.

Ivor J. Evans                                               78,653   286,667(e)
  President and Chief Operating Officer of Union Pacific
   Railroad Company, a subsidiary of the Company. Director
   of the Company since 1999. Age 58.

Elbridge T. Gerry, Jr.                                       4,986     6,794(f)
  Partner, Brown Brothers Harriman & Co., bankers, New
   York, NY. Director of the Company since 1986. Age 67.

Judith Richards Hope                                         2,747     4,385
  Partner, Paul, Hastings, Janofsky & Walker, law firm,
   Los Angeles, CA, New York, NY and Washington, DC.
   Director, The Budd Company, General Mills, Inc.,
   Russell Reynolds Associates, Zurich Insurance
   Companies-U.S. Director of the Company since 1988. Age
   60.

                                                              Equity Ownership
                                                              ----------------
                Name and Principal Occupation                    UPC     UPC
                        or Employment                         Units (a) Shares
                -----------------------------                 --------- ------

Richard J. Mahoney                                              3,061   15,198
  Retired Chairman and Chief Executive Officer, Monsanto
   Company, agricultural products, St. Louis, MO.
   Distinguished Executive in Residence, Center for the Study
   of American Business, Washington University, St. Louis,
   MO. Advisory Director, Metropolitan Life Insurance
   Company. Director of the Company since 1991. Age 67.

Steven R. Rogel                                                    98    1,000
  Chairman, President and Chief Executive Officer,
   Weyerhaeuser Company, integrated forest products company,
   Federal Way, WA. Director, Kroger Company. Director of the
   Company since 2000. Age 58.

Richard D. Simmons                                              2,937    4,923
  Retired President, International Herald Tribune,
   communications, Washington, DC. Director, The Washington
   Post Company, OBLOG Software Systems, Inc. Director of the
   Company since 1982. Age 66.

Ernesto Zedillo Ponce de Leon                                     --       --
  Former President of Mexico. Director of the Company since
   2001. Age 49.

---------
(a) See "Compensation of Directors" for a discussion of the Stock Unit Grant and Deferred Compensation Plan for non-employee directors. Additionally, see "Report on Executive Compensation" for an explanation of certain restrictions on retention stock units for employee directors.
(b) See "Security Ownership of Certain Beneficial Owners".
(c) The UPC Unit amount includes 32,945 deferred stock units and 195,289 retention stock units. The UPC Shares amount includes 1,192,425 shares of Common Stock subject to presently exercisable options granted under the 1993 Stock Option and Retention Stock Plan. In addition, Mrs. Richard K. Davidson is the beneficial owner of 15,910 shares of Common Stock. Mr. Davidson disclaims beneficial interest in such shares.

(d) Mr. Eccles also has shared voting or investment power with respect to 30,000 shares held in family trusts or owned by members of Mr. Eccles' family.
(e) The UPC Unit amount includes retention stock units only. The UPC Shares amount includes 106,667 shares of Common Stock subject to presently exercisable options and 80,000 restricted shares granted under the 1993 Stock Option and Retention Stock Plan.
(f) Mr. Gerry also has shared voting or investment power with respect to 326,852 shares held in family trusts.

---------

   All nominees for director are also members of the Board of Directors of Union Pacific Railroad Company (the Railroad), a wholly-owned subsidiary of the Company, and it is intended that all nominees for director will also be elected to serve on the Board of the Railroad until their successors are elected.

   Except for the nominees listed below, each of the nominees named in the preceding table has held the indicated office or position in his or her principal occupation for at least five years. Each of the nominees listed below held the earliest indicated office or position as of at least five years ago.

   Mr. Philip F. Anschutz also served as President of The Anschutz Corporation and Anschutz Company until December 1996, and non-executive Chairman and a director of Southern Pacific Rail Corporation until September 1996. Mr. Richard K. Davidson was Chairman of the Railroad until November 6, 1996 and Chairman and Chief Executive Officer of the Railroad since such date. Mr. Davidson has also been President and Chief Operating Officer of the Company since November 1, 1995 and Chairman, President and Chief Executive Officer of the Company since January 1, 1997. Mr. Thomas J. Donohue was President and Chief Executive Officer of the American Trucking Associations, the national organization of the trucking industry, through September 1997 and since such date has been President and Chief Executive Officer of the U.S. Chamber of Commerce. Mr. Archie W. Dunham was Executive Vice President, Exploration Production, of Conoco to January 1996 when he became President and Chief Executive Officer, and added the title of Chairman in August 1999. Mr. Spencer
F. Eccles was Chairman and Chief Executive Officer of First Security Corporation, bank holding company, through October 26, 2000 and has been Chairman of Wells Fargo Intermountain Banking Region since such date. Mr. Ivor
J. Evans was Senior Vice President of Emerson Electric Company, industrial motors and equipment, appliance components, electronics, power tools and valves, through September 14, 1998. Mrs. Judith Richards Hope was Senior Partner of Paul, Hastings, Janofsky & Walker through April 1997, Senior Counsel to such firm to February 1, 2000 and on April 28, 2000, was appointed a non-equity Partner, effective February 1, 2000. Mr. Richard J. Mahoney was Chairman of the Executive Committee and a director of Monsanto Company through March 1996 and since April 1, 1995 has been Distinguished Executive in Residence at Washington University in St. Louis. Mr. Steven R. Rogel was President and Chief Executive Officer of Willamette Industries, Inc., integrated forest products company, to December 1, 1997, President and Chief Executive Officer of Weyerhaeuser Company to April 20, 1999 and Chairman, President and Chief Executive Officer of Weyerhaeuser since such date. Mr. Richard D. Simmons was President of International Herald Tribune through March 31, 1996. Dr. Ernesto Zedillo served as President of Mexico through November 2000.

Compensation of Directors

   Directors who are not employees of the Company receive an annual retainer of $60,000 plus expenses. Directors are required to invest $30,000 of the retainer in the Stock Unit Account referred to below. In addition, Chairs of Board Committees receive annual retainers of $6,000 each. Directors who are employees of the Company receive no retainers. Under the Stock Unit Grant and Deferred Compensation Plan for directors of the Company, a director may elect by December 31 of any year to defer all or a portion of any compensation for service as a director in the ensuing year or years, excluding reimbursement for expenses. Payment of such deferred compensation begins, for amounts in the Stock Unit Account, in January of the year following termination of service as a director (or of a year selected by the director but no earlier than such termination) and, for amounts in the Fixed Rate or Vanguard Accounts referred to below, at the election of the director either at any of such times or in the January following retirement from the director's primary occupation. Deferred compensation may be paid, at the election of the director, in either a lump sum or in up to 10 equal annual installments and may be invested, at the option of the director, in either a Fixed Rate Account or a Stock Unit Account administered by the Company or in various accounts administered by The Vanguard Group. The accounts are unfunded, unsecured obligations of the Company. The Company Fixed Rate Account earns interest compounded annually at a rate determined by the Treasurer of the Company in January of each year and the Vanguard Accounts experience earnings and value fluctuations as determined by Vanguard's investment experiences. The Stock Unit Account fluctuates in value based on changes in the price of the Common Stock, and equivalents to cash dividends paid on the Common Stock are deemed to be reinvested in the Stock Unit Account. Cash retainers voluntarily deferred by six directors during 2000 totaled $169,250.

   Directors who are not employees of the Company receive $10 million of excess liability insurance coverage and, prior to April 21, 2000, could elect to receive $100,000 of term life insurance for which the Company paid total premiums of approximately $1,221 for each director. Directors elected to the Board prior to April 21, 2000 were eligible to participate in a Company sponsored contributory health care plan. Medical and dental benefits are paid only after payment of benefits under any other group plan in which a director participates. Life insurance for all directors and medical coverage for directors elected after April 21, 2000 were terminated upon adoption of the 2000 Directors Stock Plan by the shareholders on April 21, 2000.

   Each non-employee director who was elected to the Board prior to January 1996 participates in a pension plan which provides an annual pension benefit of $36,000 upon retirement from the Board of Directors with at least five years of service and attainment of age 65. Directors Bauman, Conway, Eccles, Gerry, Hope, Mahoney and Simmons currently are eligible to receive pension benefits upon retirement. The Company has purchased annuities to satisfy part of the pension obligation to certain directors in amounts calculated to provide the same expected amount net of federal taxes as the pension obligation replaced by the annuity. In January 1996, the Board terminated the pension plan for directors newly elected subsequent to that date. Non-employee directors elected between January 1996 and April 2000 will receive a credit, at their fifth anniversary date, to the Stock Unit Account referred to above based on a value of $85,000. This value was determined based upon certain age, retirement and mortality assumptions and a discount rate of 9.8%, and would not be available until after termination of Board service. The units to be credited will be determined by dividing $85,000 by the Company's Common Stock price on the fifth anniversary date. Directors first elected to the Board prior to 1996 will continue to be eligible for the $36,000 annual pension. However, such directors were permitted to exchange $6,000 of such pension for a credit to the Stock Unit Account calculated to provide an approximately equivalent expected present value to the $6,000 annual pension. Such credits to the Stock Unit Accounts are reflected in the preceding biographical information on directors.

   As part of its overall program to promote charitable giving, the Company established the Union Pacific Corporation Board of Directors' Charitable Contribution Plan pursuant to which the Company purchased $1 million of life insurance on each director elected prior to April 21, 2000, subject to vesting requirements based on length of service as a director (i.e., over a five-year period in 20% increments). Death benefits will be paid to the Company and the Company will donate up to $500,000 of the proceeds to no more than two charitable organizations recommended by the director and the remainder of the proceeds to Union Pacific Foundation in the name of the director. Directors derive no financial benefit from this program since all charitable contribution tax deductions accrue solely to the Company. Moreover, benefits paid to the Company's Foundation may reduce the amount of funding that the Company provides to the Foundation. This Plan was terminated for directors elected after April 21, 2000 upon adoption of the 2000 Directors Stock Plan by the shareholders on April 21, 2000.

   Under the 1992 Restricted Stock Plan for Non-Employee Directors of Union Pacific Corporation, as amended, each individual who was a non-employee director on May 28, 1992, or who was elected as a non-employee director up to April 21, 2000 has received an award of 1,785 restricted shares of Common Stock. The restricted shares of Common Stock vest on the date a director ceases to be a director of the Company by reason of death, disability or retirement. During the restricted period, the director has the right to vote and receive dividends on such shares, but may not transfer or encumber such shares, and will forfeit such shares unless he or she remains a director during the restricted period. This Plan was terminated for directors elected after April 21, 2000 upon adoption of the 2000 Directors Stock Plan by the shareholders on April 21, 2000.

   Under the 2000 Directors Stock Plan adopted by the shareholders on April 21, 2000, each non-employee director of the Company is granted annually on the date of the first Board of Directors meeting of a calendar year an option to purchase shares of Common Stock of the Company. The exercise price for each option granted is the fair market value of the Common Stock on the date of grant, and the number of shares granted is determined by dividing 60,000 by 1/3 of the fair market value on such date. Each of the non-employee directors of the Company on January 25, 2001 was granted an option to purchase 3,600 shares at an option price of $49.88 per share. The Plan also provides that each non-employee director, upon election to the Board of Directors, shall receive a grant of 1,000 restricted shares of Common Stock or restricted share units, such units to represent the right to receive Common Stock in the future. The restricted shares or share units vest on the date a director ceases to be a director of the Company by reason of death, disability or retirement. During the restricted period, the director has the right to vote and receive dividends on such shares or units, but may not transfer or encumber such shares or units, and will forfeit such shares or units unless he or she remains a director during the restricted period. As used in this and the preceding paragraph, "retirement" means termination of service as a director of the Company, if (a) the director at the time of termination was ineligible for continued service as a director under the Company's Retirement Policy, or (b) the director had served as a director of the Company for at least three years from the date restricted shares of Common Stock were granted to such director, and such termination is (i) due to the director's taking a position with or providing services to a governmental, charitable or educational institution whose policies prohibit continued service on the Board of the Company, (ii) due to the fact that continued service as a director would be a violation of law, or (iii) not due to the voluntary resignation or refusal to stand for reelection by the director.

Governance of the Company

   In accordance with applicable Utah law and the By-Laws of the Company, the business and affairs of the Company are managed under the direction of its Board of Directors. The Board has established certain standing Committees and adopted certain guidelines and policies to assist it in fulfilling its responsibilities as described below.

   During 2000, the Board of Directors met seven times. None of the directors attended fewer than 75% of the meetings of the Board and Committees on which he or she served. The average attendance of all directors at Board and Committee meetings was 93%.

Committees of the Board

Executive Committee

   The current members of the Executive Committee are Philip F. Anschutz (Chair), Robert P. Bauman, E. Virgil Conway, Richard K. Davidson, Elbridge T. Gerry, Jr. and Judith Richards Hope.

   The Committee has all the powers of the Board, when the Board is not in session, to direct and manage all of the business and affairs of the Company in all cases in which specific directions have not been given by the Board. The Committee did not meet in 2000.

Audit Committee

   The Audit Committee operates under a charter revised and readopted by the Board of Directors on May 25, 2000, which is appended hereto as Appendix A. The Board has reviewed the business relationships certain directors serving on the Audit Committee have with the Company and determined in its business judgment that such relationships do not interfere with any Committee member's exercise of independent judgment. The Board also reviewed the experience and training of the members of the Committee and determined that each member is financially literate, and that at least one member has accounting or related financial management expertise.

   The Committee meets regularly with financial management, the internal auditors and the independent certified public accountants of the Company to provide oversight to the financial reporting process and internal control structure. The Committee reviews fees and non-audit engagements of the independent certified public accountants. Both the independent certified public accountants and the internal auditors have unrestricted access to the Committee and meet regularly with the Committee, without Company management representatives present, to discuss the results of their examinations and their opinions on the adequacy of internal controls and quality of financial reporting. The Committee also reviews the scope of audits as well as the annual audit plan. In addition, the Committee reviews the administration of the Company's policies concerning business conduct, derivatives, environmental management and use of corporate aircraft as well as officers' travel and business expenses. Each year the Committee recommends to the Board of Directors selection of the firm of independent certified public accountants to audit the accounts and records of the Company and its consolidated subsidiaries. The Committee met four times in 2000.

   The Committee wishes to report that it has reviewed and discussed with management the Company's consolidated financial statements for the year ended December 31, 2000. The Committee has discussed with the Company's independent certified public accountants, Deloitte & Touche LLP, the matters required to be discussed by Statement on Auditing Standards No. 61. The Committee has also received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 and has discussed with Deloitte & Touche LLP their independence. Based on the foregoing reviews and discussions, the Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the SEC.

   The Committee has also considered whether the provision of the non-audit services listed below is compatible with maintaining the independence of Deloitte & Touche LLP.

   Audit Fees. The audit fees billed to the Company by Deloitte & Touche LLP for the year ended December 31, 2000, totaled $1,918,000.

   Financial Information Systems Design and Implementation Fees. Deloitte & Touche LLP did not provide such services to the Company for the year ended December 31, 2000.

   All Other Fees. All other fees billed to the Company by Deloitte & Touche LLP for the year ended December 31, 2000, for services other than those disclosed above totaled $1,081,182.

                                      The Audit Committee

                                          Judith Richards Hope (Chair)
                                          Thomas J. Donohue
                                          Spencer F. Eccles
                                          Richard D. Simmons

Finance Committee

   The current members of the Finance Committee are Elbridge T. Gerry, Jr. (Chair), Philip F. Anschutz, Spencer F. Eccles, Judith Richards Hope and Richard J. Mahoney.

   The Committee is responsible for oversight of the Company's financial position. The Committee meets regularly with management to review the Company's capital structure, short and long-term financing plans and programs, dividend policies and actions, investor relations activities, insurance programs, tax management and other related matters. The Committee also reviews the investment management of assets held by the Company's pension, thrift and other funded employee benefit programs, including the appointment of investment managers and trustees. The Committee met four times in 2000.

Compensation and Benefits Committee

   The current members of the Compensation and Benefits Committee are E. Virgil Conway (Chair), Robert P. Bauman, Thomas J. Donohue, Archie W. Dunham and Richard D. Simmons.

   The Committee reviews and makes recommendations to the Board of Directors with respect to employee salaries exceeding an amount set by the By-Laws which cannot be exceeded without Board or Executive Committee approval. The Committee administers the Company's executive incentive plans and determines for senior executives the amounts of, and the individuals to whom, awards shall be made thereunder. The Committee is responsible for reviewing and recommending to the Board all the material amendments to the Company's pension, thrift and employee stock ownership plans. The Committee also periodically reviews the Company's vacation, life insurance and medical and dental benefit plans and the matching gifts program to ensure that these benefit plans remain competitive. See pages 22 through 26 for the Committee's report on 2000 compensation and stock ownership programs. The Committee met five times in 2000.

Corporate Governance and Nominating Committee

   The current members of the Corporate Governance and Nominating Committee are Richard P. Bauman (Chair), Philip F. Anschutz, Archie W. Dunham, Elbridge
T. Gerry, Jr. and Richard J. Mahoney.

   The Committee assists management concerning matters of succession, reviews and recommends changes in compensation for the Board of Directors, reviews the qualifications of candidates for the position of director and recommends candidates to the Board of Directors as nominees for director for election at Annual Meetings or to fill such Board vacancies as may occur during the year.

   The Committee is also responsible for the oversight of the Corporate Governance Guidelines and Policies discussed below to ensure board independence and promote excellence in governance. The Committee reviews current trends and practices in corporate governance and recommends to the Board adoption of programs pertinent to the Company. In this connection the Committee periodically reviews the composition and activities of the Board, including but not limited to committee memberships and Board evaluation, compensation, size, retirement policy and stock ownership. The Committee also assesses and refines on an ongoing basis the process of CEO evaluation and coordinates with the Compensation and Benefits Committee on implementation.

   The Committee will consider director candidates suggested by directors and shareholders of the Company. Shareholders desiring to suggest candidates for consideration at the 2002 Annual Meeting should advise the Secretary of the Company in writing during the period beginning on December 21, 2001 and ending on January 20, 2002 and include sufficient biographical material to permit an appropriate evaluation of the candidate and comply with all other procedures contained in the Company's By-Laws. In considering candidates for director, the Board of Directors seeks individuals who have demonstrated outstanding management or professional ability and who have attained a position of leadership in their chosen careers. The Committee met two times in 2000.

Corporate Governance Guidelines and Policies

   The Board has adopted and refined from time to time the guidelines and policies set forth below, and they are published herein to inform shareholders of the Board's thinking with respect to selected corporate governance issues considered to be of significance to shareholders. The Board, with ongoing input from the Corporate Governance and Nominating Committee, will continue to assess the appropriateness of these guidelines and policies and implement such changes and adopt such additions as may be necessary or desirable to ensure the effective and efficient governance of the Company.

   Board Meeting Agendas. The Board permits the origination by directors and the management of the Company of action items relating to the business and affairs of the Company for the Board agenda and the scheduling of reports on aspects of parent or subsidiary operations.

   Distribution of Board Materials. The Board recommends that information and material for Board consideration be distributed to directors at least five days in advance of the meeting, with additional time to be provided when the complexity of an issue demands.

   Board Presentations. The Board encourages broad management participation in Board presentations and the involvement of those managers who are directly responsible for the recommendations or other matters before the Board.

   Board Size. The Board has adopted a guideline to achieve a target Board size of ten to 12 members with no more than two inside directors.

   Board Independence. The Board has established the criteria that at least a majority of the Board members be independent directors and that the membership of the Audit Committee and the Compensation and Benefits Committee be made up exclusively of independent directors. The Board adopted as its standard of independence the standard used by the New York Stock Exchange in determining independence of directors on the Audit Committees of listed companies.

   CEO Service on Outside Boards. The Board recommends that when the CEO is invited to serve on outside boards of directors, the CEO should present the issue to the Board for review and approval.

   New Director Orientation. The Board requests that new directors, upon election to the Board, be provided with a comprehensive set of materials on the operations, finances and business plan of the Company, visit at least two major facilities during the first year of service and meet informally with as many members of senior management as practical.

   Board Committee Meeting Agendas. The Board recommends the inclusion of items on Board Committee agendas as developed by the departments of the Company that administer the area of responsibility charged to each committee, and permits committee members to suggest topics for inclusion or request additional information with respect to any program previously reviewed by the committee.

   Board Member Compensation. The Board considers it desirable that non-employee Board members generally be paid an annual retainer valued between the median and seventy-fifth percentile of compensation at comparable companies, with such retainer to be reviewed periodically by the Corporate Governance and Nominating Committee.

   Board Member Pensions. The Board eliminated the non-employee director pension plan for directors who begin service after January 1996. Directors elected between January 1996 and April 2000 received or will receive a one-time credit to their deferred Union Pacific Stock Unit Accounts after five years of service.

   Board Member Equity Ownership Target. The Board recommends that Board members should own equity in the Company equal to at least three times the value of the annual retainer, with the goal to be reached within five years of joining the Board.

   Evaluation of the Chairman and CEO. The Corporate Governance and Nominating Committee, in conjunction with the Compensation and Benefits Committee, developed a written procedure, including a Mission Statement for the Chairman and CEO, which was presented to and confirmed by the full Board, for evaluating the Chairman and CEO. This process involves the distribution of a questionnaire and business objectives summary to all non-employee directors prior to the January Board meeting. The questionnaire provides each director the opportunity to assess individual elements of performance in major categories such as leadership, strategic planning, financial performance, operations, human resources, external relations and communications, and Board relations. The questionnaire and business objectives summary become the basis for a discussion, led by the Chair of the Corporate Governance and Nominating Committee, during an Executive Session of the Board, without the CEO or any member of management present, of Company and CEO performance for the year. The Compensation and Benefits Committee then meets following the Executive Session to determine bonuses, if any, to be awarded to the CEO and management of the Company. The Chairs of the Corporate Governance and Nominating Committee, the Executive Committee and the Finance Committee then review with the CEO his performance and any recommended areas for improvement.

   Change in Principal Occupation. The Board adopted a policy with respect to the retirement of directors from their principal occupation requiring that a director submit his or her resignation from the Board of Directors to the Corporate Governance and Nominating Committee for its consideration and recommendation as to acceptance upon a director's retirement, resignation or other significant change in professional duties and responsibilities.

   Evaluation of Board Performance. The Corporate Governance and Nominating Committee, on recommendation of the management of the Company, developed a process whereby the Board of Directors will periodically review Board performance, including the conduct of Board meetings, to provide the Committee and the Chairman with input as to how the effectiveness of the Board might be improved. The process involves the distribution of a self-assessment questionnaire to all Board members in advance of a Board meeting at which performance is to be reviewed. This questionnaire invites written comments by the individual director on all aspects of the Board process and then becomes the basis for a discussion during an Executive Session of the Board, led by the Chairman and CEO, of Board performance and any recommended improvements.

   Evaluation of Director Performance. To assist in discharging its responsibilities to review the qualifications of candidates for the position of director and to recommend candidates to the Board of Directors as nominees to stand for election at Annual

Meetings or to fill such Board vacancies as may occur during the year, the Corporate Governance and Nominating Committee has developed a Board Profile outlining qualities deemed helpful to the Company and has adopted a selection procedure that reviews a number of areas in evaluating the performance and contributions of current directors in connection with their renomination to stand for election to the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership of the Company's Common Stock with the SEC and the New York Stock Exchange. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file. As a matter of practice, the Company's administrative staff assists the Company's executive officers and directors in preparing initial reports of ownership and reports of changes in ownership and filing such reports with the SEC and the New York Stock Exchange. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that none of its executive officers and directors failed to comply with Section 16(a) reporting requirements in 2000.

Security Ownership of Certain Beneficial Owners

   The following table sets forth information known to the Company regarding the beneficial ownership of the Common Stock of the Company by owners of more than five percent of the outstanding shares of such Common Stock as of February 9, 2001.

                                        Number of Shares of
   Names and Addresses                     Common Stock                     Percent of
   of Beneficial Owners                 Beneficially Owned                    Class
   --------------------                 -------------------                 ----------
   FMR Corp.                                22,992,413(a)                     9.07%
   82 Devonshire Street
   Boston, MA 02109

   AXA Financial, Inc.                      22,906,834(b)                     9.26%
   1290 Avenue of the Americas
   New York, NY 10104

                                                 Number of Shares of
   Names and Addresses                              Common Stock     Percent of
   of Beneficial Owners                          Beneficially Owned    Class
   --------------------                          ------------------- ----------

   Philip F. Anschutz                                12,497,059(c)     5.06%
   555 17th Street, Suite 2400 Denver, Colorado
   80202

   The Anschutz Corporation                          12,495,274        5.06%
   555 17th Street, Suite 2400
   Denver, Colorado 80202

---------
(a) Based on information contained in Schedule 13G filed by FMR Corp. (FMR) with the SEC with respect to shares of Common Stock owned on December 31, 2000. According to the filing, on that date FMR, through its subsidiaries Fidelity Management & Research Company and Fidelity Management Trust Company, and Fidelity International Limited, an affiliate of FMR, had in the aggregate sole and shared power to vote 2,312,951 and 0, respectively, of such shares, and sole and shared power to dispose of 22,992,413 and 0, respectively, of such shares. Of the aforesaid 22,992,413 shares, the number of shares of Common Stock owned by FMR's wholly-owned investment companies included 6,258,138 shares resulting from the assumed conversion of 8,623,600 shares of 6 1/4% Convertible Preferred Securities issued by Union Pacific Capital Trust, a statutory business trust sponsored and wholly-owned by the Company. The percentage set forth above assumes conversion of the Convertible Preferred Securities beneficially owned by FMR but no conversion by any other holder of the Convertible Preferred Securities.
(b) Based on information contained in Schedule 13G filed by AXA Financial, Inc. (AXA) with the SEC with respect to shares of Common Stock owned on December 31, 2000. According to the filing, on that date AXA through its subsidiaries Alliance Capital Management L.P. and The Equitable Life Assurance Society of the United States, and its affiliates AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, AXA Rosenburg and AXA, had in the aggregate sole and shared power to vote 11,615,670 and 2,779,691, respectively, of such shares, and sole and shared power to dispose of 22,779,734 and 127,100, respectively, of such shares.

(c) Includes 1,785 shares granted to Mr. Anschutz under the 1992 Restricted Stock Plan for Non-Employee Directors of Union Pacific Corporation, 9,495,274 shares owned by The Anschutz Corporation and 3,000,000 shares that are the subject of a forward sale contract under which The Anschutz Corporation retained voting power as of February 9, 2001, but as to which Mr. Anschutz ceased being the beneficial owner after February 9, 2001. Mr. Anschutz is the owner of 100% of the stock of Anschutz Company, which owns 100% of the stock of The Anschutz Corporation.

---------

Certain Relationships and Related Transactions

Agreement with Anschutz Shareholders

   In connection with the Company's acquisition of Southern Pacific Rail Corporation (SP), the Company entered into a shareholders agreement (Anschutz Shareholders Agreement) with Mr. Philip F. Anschutz, The Anschutz Corporation
(TAC) and Anschutz Foundation, a not-for-profit corporation (collectively, Anschutz Shareholders), which provided, among other things, that the Company would elect Mr. Anschutz or another individual selected by TAC (such individual being referred to as the Anschutz Designee), as a director of the Company. The Anschutz Shareholders Agreement terminated pursuant to its terms after February 9, 2001 in accordance with the terms of an agreement by Mr. Anschutz to sell shares of Common Stock pursuant to a forward contract. Until September 2003, the Anschutz Shareholders Agreement would be reinstated in the event of the purchase of additional shares of Common Stock by the Anschutz Shareholders sufficient to increase their holdings to more than 4% on a diluted basis (as defined in the Anschutz Shareholders Agreement).

   The Anschutz Shareholders Agreement provided for certain "standstill" limitations on the Anschutz Shareholders until September 2003 with respect to, among other things: the acquisition of voting securities; the solicitation of proxies with respect to voting securities; seeking or proposing any merger, business combination or similar extraordinary transaction involving the Company; and the disposition of voting securities. In addition, during such "standstill" period, the Anschutz Shareholders agreed to vote all shares of the Company's Common Stock which they are entitled to vote in accordance with the recommendation of the Company's Board of Directors in the election of directors. On all other matters, the Anschutz Shareholders could vote their shares in their discretion. Pursuant to the Anschutz Shareholders Agreement, the Company also had agreed to (i) appoint Mr. Anschutz as Vice Chairman of the Board of Directors, and (ii) appoint the Anschutz Designee as a member of the Executive and Finance Committees of the Board.

Transactions Involving Anschutz Shareholders and Affiliates

   Effective November 3, 1997, ANSCO Investment Company (ANSCO), a subsidiary of TAC, entered into an agreement with the Railroad, replacing agreements between ANSCO and SP's railroad subsidiaries assumed by the Railroad, governing the operation of ANSCO owned railcars, including cars used in the operation of what is referred to as the Winter Park Ski Train, over the Railroad's rail system. Effective May 1, 1997, ANSCO leased from the Railroad 3,639 feet of yard track at the Burnham Yard in Denver, Colorado, for storage of ANSCO Winter Park Ski Train railcars at an annual rental based on the Railroad's usual and customary charge for rental of track. In addition, effective September 1, 1997, ANSCO leased a vacant coach shop building at Burnham Yard from the Railroad for repair and maintenance of ANSCO Winter Park Ski Train railcars. The current annual rentals under these lease agreements are approximately $23,700 and $26,000, respectively, and are subject to annual adjustment. Compensation paid or accrued to the Railroad during 2000 under all three agreements totaled approximately $440,600.

   Pacific Pipeline System LLC (Pacific Pipeline), a majority-owned indirect subsidiary of Anschutz Company, owns a crude oil pipeline located on a portion of the Railroad's right-of-way between Santa Clarita and Los Angeles/Long Beach, California. The pipeline is covered by an easement agreement between the Railroad, as successor in interest to Southern Pacific Transportation Company (SPTC), and Pacific Pipeline, which provides for compensation to the Railroad for the use of its right-of-way. Prior to entering into the easement agreement, SPTC obtained an opinion from an unrelated real estate appraisal firm that the rental calculation and other terms pertaining to the pipeline easement were representative of market transactions and were no less favorable than could be obtained in an arms-length transaction. The total amount paid to the Railroad by Pacific Pipeline under this agreement in 2000 was approximately $3,902,000. In December 2000, the Railroad invoiced Pacific Pipeline approximately $3,997,000 for rentals under the easement agreement for calendar year 2001. This amount was paid by Pacific Pipeline in January 2001.

   Additionally, in May 1999, Pacific Pipeline acquired certain pipeline assets making up what is known as Line 63, a crude oil gathering and transportation system located in

California, from Arco Pipeline Company. Among the Line 63 assets conveyed to Pacific Pipeline were 12 crossing permits and one right-of-way encroachment agreement, all granted by the Railroad. Pursuant to these instruments Pacific Pipeline paid approximately $14,400 during 2000.

   The Railroad billed Qwest Communications Corporation (Qwest), an affiliate of TAC, approximately $275,000 for periodic easement rentals and approximately $82,900 for other miscellaneous real estate rentals and related expenses. Additionally, the Railroad billed Qwest approximately $1,793,000 for reimbursement of expenses related to the construction, operation and maintenance of a Qwest fiber optic system along approximately 3,500 miles of the Railroad's right-of-way during 2000.

Other Business Relationships

   Judith Richards Hope is a non-equity Partner in the firm of Paul, Hastings, Janofsky & Walker, a law firm that rendered legal services to the Company during 2000 and 2001.

Compensation Committee Interlocks and Insider Participation

   The Compensation and Benefits Committee includes the following non-employee directors: Robert P. Bauman, E. Virgil Conway, Thomas J. Donohue, Archie W. Dunham and Richard D. Simmons.

   The Railroad has a consulting agreement with Modjeski & Masters, Inc., providing for that firm to conduct fatigue assessment studies on certain railroad bridges, and paid approximately $514,800 to such firm during 2000 for these services. William B. Conway is a brother of E. Virgil Conway and President and owner of a substantial interest in Modjeski & Masters, Inc.

Report on Executive Compensation

   The Compensation and Benefits Committee is responsible for administering the executive compensation and stock ownership programs for the Company.

   The Committee administers a performance-based executive compensation program consisting of annual and long-term compensation. The program is designed to provide payment for performance of assigned accountabilities and achievement of goals that contribute to corporate earnings, thereby enhancing shareholder value.

Annual Compensation

   Annual compensation consists of two components: base salary and at-risk annual incentive pay. Depending on performance and the level of the executive, generally 20% to 75% of total annual compensation will be at risk. The Committee reviews each senior executive officer's salary, taking into consideration the executive's performance, corporate and operating unit performance, the executive's position and responsibility in the organization, the executive's experience and expertise, salaries for similar positions at comparable companies, and internal pay equity. In making salary recommendations or decisions, the Committee exercises subjective judgment using no specific weights for the above factors. Average base salaries for the Company's executives generally do not exceed the median for comparable companies. When the Company consistently attains its performance criteria, total cash compensation for executives, including salary and bonus, could be equal to or slightly above the seventy-fifth percentile for comparable companies. Comparable companies include those in the line of business index in the Performance Graph on page 37, as well as industrial companies of a similar size in different lines of business with which the Company competes for first-rate executive talent.

   Annual incentive pay is awarded under the Executive Incentive Plan (EIP). In accordance with the EIP, a reserve account for payment of incentive awards is credited based on a shareholder-approved formula tied to return on equity
(ROE) and net income. The account is credited only in years where the results from continuing operations produce a return on average annual shareholder's equity, before accounting changes, of at least 10%, which permits 1.5% of net income to be credited. The permissible credit is increased .075% of net income for each .1% of ROE over 10%. The maximum credit is 3% of net income which requires a ROE of 12%. Under the EIP, the maximum annual award that may be made to executive officers whose compensation is subject to Section 162(m) of the Code is .25% of covered income for the Chief Executive Officer and .15% of covered income for other covered executive officers, which generally includes the four most highly compensated officers other than the Chief Executive Officer. "Covered income" is the greater of net income (excluding certain items) for the year or such net income for the first 11 months of the year. For 2000, a total of $16.9 million was awarded to executives under the EIP. Executives have an alternative to forego all or a portion of their EIP award in exchange for retention stock units equal to 150% of the incentive amount foregone pursuant to the Executive Incentive Premium Exchange Program (PEP). The units are generally subject to a three-year vesting period. Executive officers, including the Chief Executive Officer, elected to forego $8.1 million of EIP cash incentive awards and received 243,239 retention stock units.

Long-Term Compensation

   The Committee believes that long-term compensation should comprise a substantial portion of each executive officer's total compensation. The Company's long-term compensation incentives currently include stock options, retention stock and retention stock units. The Company's 2001 Long Term Plan described below also includes a potential cash award.

   Stock-Based Awards. Stock-based awards are key elements in the Company's long-term compensation program. The size of stock awards is based on the executive's position, experience and performance, without giving particular weight to any one factor. The number of options currently held by an executive is not a factor in any award grant. Stock options are granted with an exercise price equal to the fair market value of the Common Stock on the date of the grant, and when vested are exercisable up to 10 years from the date of grant. The Company maintains guidelines for executive stock ownership levels ranging from one to seven times salary. Until the minimum ownership amount is achieved, executives are expected to retain in Common Stock (or Common Stock units) 100% of the profit upon exercise of options, net of taxes and cost of exercise. Retention stock and retention stock units generally require three years of continuous employment to vest, and, in some cases, achievement of certain performance goals.

   2001 Long Term Plan (LTP). In November 2000, the Committee established the LTP to further align the interests of key employees with Company shareholders. The LTP performance criteria include three-year (2001-2003) cumulative Earnings Per Share (EPS) and stock price targets. The program has been extended to key employee contributors who must remain employed until January 31, 2004. The LTP is further described on pages 32 and 33.

   Executive Stock Purchase Incentive Plan. This one-time program established in 1999 allowed 64 executives, including the Chief Executive Officer, to purchase from the Company 1,008,000 shares of Common Stock at a fair market value of $46.3125 per share using a full-recourse, interest-bearing loan from the Company. Currently, there are 62 participants who purchased 993,000 shares under the program. The terms of the loan are described on page 29.

Deductibility of Performance-Based Compensation

   The Committee has, where it deems appropriate, taken steps to preserve the deductibility of performance-based compensation to the CEO and executive officers. The Committee may award non-deductible compensation when it believes that such grants are in the best interest of the shareholders, balancing tax efficiency with long-term strategic objectives.

CEO Compensation

   Under Mr. Davidson's leadership in 2000, the Company achieved record setting operational and financial performance while several strategic objectives were implemented. Mr. Davidson took a lead industry role in proceedings before the Surface Transportation Board as they considered future railroad merger rules. He was also instrumental in initiating strategic alliances with other railroads, which have included an investment in Arzoon, an internet based transportation management company, the creation of SteelRoads, an internet based service for ordering rail services and accessing rail movement data, and an e-procurement joint venture to manage railroad purchases. He also launched a new Company subsidiary, Fenix, to maximize shareholder value through an integrated technology strategy.

   The Railroad has continued its vision of top-line growth by initiating nine new service offerings that will help pave the way for future business development. Mr. Davidson's efforts to stay ahead of a softening economy led to announcing a work force reduction program during the fourth quarter to reduce employment levels and costs during 2001. The Railroad's intense focus on quality and productivity improvements allows for this reduced employment level.

   From an operating and financial perspective, the Railroad set new post Railroad/SP merger records in critical financial measures while Overnite Transportation Company (Overnite) surpassed financial targets. The Railroad's revenue growth of 6% pushed total revenue to over $10.7 billion. Operating income of over $2 billion, before the fourth quarter work force reduction charge, was 11% above last year despite $444 million in higher fuel prices. The Railroad's 81.2% operating ratio, excluding the charge, was a significant improvement from the previous post Railroad/SP merger best of 82% achieved last year. Safety continued to be a top priority with Federal Railroad Administration reportable injuries decreasing by 20% to 2.91 per 200,000 hours and crossing incidents decreasing by 10%.

   Overnite's revenues increased 5% for the year to a record $1.1 billion despite business disruption efforts by the Teamsters. Overnite reported operating income of $53 million, a $33 million improvement from 1999, and generated a significant $62 million of free cash flow before dividends. Overnite also attained record on-time delivery of 97.5%.

   Mr. Davidson is the Company's most highly compensated officer. At the November meeting, the Committee reviewed Mr. Davidson's base salary, which was last adjusted in June 1999. The review included comparisons of competitive CEO base compensation, as well as an evaluation of Mr. Davidson's overall performance. Based on the review, the Board of Directors approved an increase in Mr. Davidson's annual base pay from $950,000 to $1,100,000 effective December 1, 2000. In addition, the Board, based on a recommendation from the Committee, granted Mr. Davidson an award under the 2001 LTP reflected in the table on page 33. In January 2001, the Board of Directors reviewed Mr. Davidson's performance and based on that review, as well as other factors including competitive compensation information, the Committee awarded him 72,174 retention stock units and 150,000 options. Mr. Davidson would have been eligible for an award under the EIP but had elected in advance to forego the entire amount of any such award for retention stock units under the PEP.

                                      The Compensation and Benefits Committee

                                          E. Virgil Conway, Chair
                                          Robert P. Bauman
                                          Thomas J. Donohue
                                          Archie W. Dunham
                                          Richard D. Simmons

Summary Compensation Table

   The following table provides a summary of compensation during the last three calendar years for the Company's Chief Executive Officer and the other four most highly compensated executive officers.

                                                Long-Term Compensation
                                                -----------------------
                                Annual Compensation                 Awards        Payouts
                  ---------------------------------------------------------------------------------
                                                      Other
                                                     Annual   Restricted                  All Other
    Name and                                         Compen-    Stock    Options/  LTIP    Compen-
Principal Position        Year  Salary   Bonus(a)   sation(b) Awards(c)    SARs   Payouts sation(d)
---------------------------------------------------------------------------------------------------

Richard K. Davidson      2000  $962,504  $     0     $96,442  $3,600,000       0    $ 0    $53,815
 Chairman and CEO        1999   887,504        0      81,410   3,000,000       0      0     51,725
                         1998   800,000        0      95,005           0 100,200      0     43,090

Ivor J.  Evans           2000   600,000        0      77,113   1,275,000       0      0     38,310
 President and COO       1999   516,670        0      53,461   1,050,000       0      0     21,080
 of the Railroad (e)     1998   147,223  500,000(f)        0   3,210,000 190,000      0     13,080

Carl W. von Bernuth      2000   405,000  325,000         183     487,500       0      0     19,980
 Senior Vice President,  1999   391,800  615,000         180           0       0      0     19,475
 General Counsel         1998   381,000        0         163           0  35,200      0     18,551
 and Secretary

James R. Young           2000   323,336  175,000         119     262,500       0      0     12,363
 Executive Vice          1999   238,300  285,000          58           0       0      0      9,235
 President-Finance (g)   1998   201,670        0          32           0  18,200      0      7,778

James A. Shattuck        2000   305,004  370,000          85           0       0      0      8,388
 Vice Chairman           1999   302,448  305,000         111           0       0      0     18,203
 of the Railroad (h)     1998   289,668        0         101     102,319  24,200      0     17,400

---------
(a) Bonus amounts foregone under the Company's PEP for 1999 and 2000 are excluded from the bonus column, and the value of the retention stock units awarded is included in the restricted stock awards column.
(b) Other Annual Compensation includes reimbursements for Medicare tax on supplemental pension and thrift plans and certain personal benefits, including the following: for Mr. Davidson in 2000, 1999 and 1998--use of corporate transportation $43,920, $26,090 and $38,740, respectively, and tax and financial counseling services $49,880, $52,780 and $53,660, respectively; and for Mr. Evans in 2000 and 1999--use of corporate transportation $58,009 and $37,624, and tax and financial counseling services $16,740 and $13,720. Other Annual Compensation below disclosure thresholds has been omitted.

(c) Aggregate restricted stock holdings (excluding stock units awarded in January 2001 as described below) and the value thereof as of December 31, 2000: Mr. Evans, 80,000 shares, $4,060,000. Dividends on Mr. Evans' shares will be paid at the same rate and time as dividends on all other shares of Common Stock. Pursuant to the PEP, Messrs. Davidson, Evans, von Bernuth and Young elected to forego all or a portion of their respective annual incentive awards in exchange for grants of retention stock units equal to 150% of the amount foregone, with retention stock units valued at the fair market value of Common Stock on January 25, 2001, the day the award was made. The amounts shown in the restricted stock awards column for 2000 for Messrs. Davidson, Evans, von Bernuth and Young include 68,715, 25,562, 9,774 and 5,263 retention stock units, respectively, so awarded. Such retention stock units are generally subject to a three-year vesting period. During the vesting period, the holder is entitled to receive a payment in cash equal to the amount of dividends that would have been paid on an equivalent number of shares of outstanding Common Stock.
(d) All Other Compensation for 2000 consists of Company-matched thrift plan contributions (Mr. Davidson $28,875, Mr. Evans $18,000, Mr. von Bernuth $12,150, Mr. Young $9,700 and Mr. Shattuck $8,388), and life insurance premiums in 2000 (Mr. Davidson $24,940, Mr. Evans $20,310, Mr. von Bernuth $7,830 and Mr. Young $2,663).
(e) Mr. Evans joined the Railroad as President and COO on September 15, 1998.
(f) The bonus for Mr. Evans for 1998 represents a one-time award to replace compensation forfeited by Mr. Evans upon leaving his previous employment.
(g) Mr. Young served as Vice President--Quality and Operations Planning of the Railroad to April 1998, Vice President--Customer Service Planning and Quality to June 1998 and Treasurer to March 1999. He was elected Senior Vice President--Finance of the Company in June 1998, Controller of the Company and Senior Vice President--Finance of the Railroad in March 1999, and Executive Vice President--Finance of the Company and Chief Financial Officer of the Railroad effective December 1, 1999.
(h) Mr. Shattuck served as Executive Vice President--Marketing and Sales of the Railroad to March 1, 1999, and Vice Chairman of the Railroad to his retirement December 31, 2000.

   In order to induce Mr. Evans to become the President and Chief Operating Officer of the Railroad, the Company agreed that in the event Mr. Evans' employment is involuntarily terminated within three years of the date he commenced his employment, other than for cause, Mr. Evans will be entitled to a severance payment of two years' salary and bonus (not including the one-time initial employment award) and early vesting of the retention stock awarded to him in connection with joining the Company. "Cause" means the willful engaging in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise.

Indebtedness of Management

   In September 1999, the Board of Directors approved the Executive Stock Purchase Incentive Plan (ESPIP) whereby certain of the Company's executive officers purchased Common Stock at fair market value with the proceeds of full-recourse, unsecured, interest bearing loans from the Company. The loans have a seventy-six month term, commencing October 1, 1999, and accrue interest at 6.02% (the applicable federal rate as determined pursuant to Section 1274(d) of the Code on the purchase date for loans of such maturity), compounded annually. Dividends paid on the purchased shares are assigned to the Company to offset the loan balance until certain performance criteria are met, following which the dividends are paid to the individual. The proceeds of deferred cash incentives awarded during the performance period under the ESPIP must also be applied to pay the loans. Following such payment, the balance of the loans at the end of the performance period, together with accrued and unpaid interest thereon, will generally be payable in three equal installments (plus interest) on the first three anniversaries after the end of the performance period. The payment of the loan will be accelerated if the executive officer's service is terminated while the loan is outstanding. If the executive officer's service is terminated during the performance period for any reason, no deferred cash incentives will be awarded. The loan may also be prepaid at any time at the executive officer's option. No performance criteria have been achieved.

   The following table describes the indebtedness of the Company's executive officers under the ESPIP:

                              Greatest Amount of               Aggregate Amount
          Name               Indebtedness in 2000           of Indebtedness in 2000
          ----               --------------------           -----------------------
   R. K. Davidson               $9,807,276.61                    $9,807,276.61
   I. J. Evans                   4,903,638.28                     4,903,638.28
   L. H. Suggs                   3,677,728.75                     3,677,728.75
   D. J. Duffy                   1,961,455.33                     1,961,455.33
   R. B. King                    1,961,455.33                     1,961,455.33
   J. J. Koraleski               1,961,455.33                     1,961,455.33
   C. W. von Bernuth             1,961,455.33                     1,961,455.33
   J. R. Young                   1,961,455.33                     1,961,455.33
   L. M. Bryan, Jr.                980,727.63                       980,727.63
   C. R. Eisele                    980,727.63                       980,727.63
   M. E. McAuliffe                 392,291.07                       392,291.07
   B. R. Gutschewski               245,181.95                       245,181.95
   M. S. Jones                     245,181.95                       245,181.95
   R. J. Putz                      245,181.95                       245,181.95
   B. W. Schaefer                  245,181.95                       245,181.95

Security Ownership of Management

   The following table sets forth information concerning the beneficial ownership of the Company's Common Stock as of February 9, 2001 by the Company's Chief Executive Officer and the other four most highly compensated executive officers.

                                  Number of
                             Shares Beneficially                    Percent
          Name                    Owned (a)                        of Class
          ----               -------------------                   --------
   Richard K. Davidson              1,672,779                            0.68%
   Ivor J. Evans                      286,667                            0.12%
   Carl W. von Bernuth                505,729                            0.20%
   James R. Young                     176,672                            0.07%
   James A. Shattuck                  185,026                            0.07%

---------
(a) Except pursuant to community property laws or as otherwise indicated below, each individual has sole voting power with respect to the shares beneficially owned.

   Included in the number of shares beneficially owned by Messrs. Davidson, Evans, von Bernuth, Young and Shattuck are 1,192,425, 106,667, 410,150, 127,812 and 131,790, respectively, which such persons have the right to acquire within 60 days pursuant to stock options. Included in the number of shares owned by Mr. Evans are 80,000 restricted shares awarded under the 1993 Stock Option and Retention Stock Plan. Included in the number of shares owned by Messrs. Davidson and von Bernuth are 32,945 and 13,207 deferred stock units, respectively, representing deferred stock option exercise gains and vested retention shares which they will acquire as shares of Common Stock at termination of employment. Not included in the number of shares owned by Messrs. Davidson, Evans, von Bernuth and Young are 141,830, 51,153, 9,774 and 5,263 restricted stock units, respectively, awarded under the PEP, and for Messrs. Davidson and Young 3,459 and 3,000 retention stock units, respectively, awarded under the 1993 Stock Option and Retention Stock Plan.

---------

Option/SAR Grants Table

   The following table sets forth information concerning individual grants of stock options during 2000 to the Company's Chief Executive Officer and the other four most highly compensated executive officers.

                                       Individual Grants
                     -----------------------------------------------------
                                    % of
                                    Total
                      Number of   Options/
                      Securities    SARs
                      Underlying   Granted  Exercise            Grant Date
                     Options/SARs    to     or Base  Expiration  Present
       Name            Granted    Employees  Price      Date      Value
       ----          ------------ --------- -------- ---------- ----------
Richard K. Davidson      0           0%       --        --         --
Ivor J. Evans            0           0%       --        --         --
Carl W. Von Bernuth      0           0%       --        --         --
James R. Young           0           0%       --        --         --
James A. Shattuck        0           0%       --        --         --

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR
Values

   The following table sets forth individual exercises of stock options during 2000 by the Company's Chief Executive Officer and the other four most highly compensated executive officers.

                                                      Number of
                                                     Securities         Value of
                                                     Underlying        Unexercised
                                                     Unexercised      In-the-Money
                                                    Options/SARs      Options/SARs
                                                      at FY-End         at FY-End
                         Shares                     ------------      ------------
                       Acquired On      Value       Exercisable/      Exercisable/
       Name             Exercise       Realized     Unexercisable     Unexercisable
       ----            -----------     --------     -------------     -------------
Richard K. Davidson        0             $0           1,192,425        $7,687,720
                                                        281,200                 0

Ivor J. Evans              0              0             106,667           861,336
                                                         83,333           914,163

Carl W. von Bernuth        0              0             410,150         4,122,132
                                                         67,700                 0

James R. Young             0              0             135,249         1,255,792
                                                            200                 0

James A. Shattuck          0              0             131,790           425,713
                                                              0                 0

Long-Term Incentive Plan--Awards in Last Fiscal Year

   In November 2000, the Board of Directors approved the 2001 Long Term Plan
(LTP) which covers all executives and certain key non-executive employee contributors. Participants were awarded retention shares or retention stock units and cash awards subject to attainment of performance targets and continued employment through January 31, 2004. The LTP performance criteria include three-year cumulative EPS targets ranging from $13.50 to $16.00 (for fiscal years 2001, 2002 and 2003) or attainment of $70 and $85 stock price targets for twenty consecutive days during the 37-month performance period ending January 31, 2004. The three-year EPS targets could be achieved through various combinations of annual earnings. Assuming 2000 EPS of $3.61 (which excludes the work force reduction charge) and a steady annual increase in earnings during the performance period, annual EPS would have to grow by approximately 12% per year to achieve the $13.50 target and 21% to achieve the $16.00 target.

   Varying levels of awards may be earned based upon achievement of the performance targets. If the minimum performance target is not met, no stock or cash will be awarded under the LTP. Executives subject to restrictions under
Section 162(m) of the Code are required to defer any receipt of retention stock units awarded under the LTP until termination of employment pursuant to the Company's Deferral of Stock Award Gains Program. If the $70 price target is met, shareholder value would increase approximately $4.4 billion and if the $85 target is met, shareholder value would increase approximately $8.1 billion.

   The following table sets forth information concerning individual grants of retention stock units and cash awards during 2000 under the LTP to the Company's Chief Executive Officer and the other four most highly compensated executive officers.

                                              Estimated Future Benefits
                       Performance or    -----------------------------------
                     Other Period Until      Threshold        Maximum (a)
                        Maturation of    ----------------- -----------------
       Name                Payout        Shares    Cash    Shares    Cash
       ----          ------------------  ------ ---------- ------ ----------
Richard K. Davidson  1/01/2001-1/31/2004 20,000 $1,400,000 50,000 $3,500,000

Ivor J. Evans        1/01/2001-1/31/2004 11,000    770,000 27,500  1,925,000

Carl W. von Bernuth  1/01/2001-1/31/2004  5,500    385,000 13,750    962,500

James R. Young       1/01/2001-1/31/2004  7,500    525,000 18,750  1,312,500

James A. Shattuck             -               0          0      0          0

---------
(a) In addition to the maximum awards listed, an additional cash payment is earned if either an EPS target of $20 is achieved or a stock price target of $100 is achieved and maintained for 20 consecutive days during the performance period. The additional cash payment is calculated by applying the maximum marginal federal income tax rate (in effect at the expiration of the performance period) to the value of the maximum award level of retention stock units and cash award at the end of the performance period. If the $100 price target is met, shareholder value would increase $11.8 billion.

Defined Benefit Plans

   Pensions for non-agreement employees of the Company and the Railroad are provided chiefly through the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates (Basic Plan) and the Supplemental Pension Plan for Officers and Managers of Union Pacific Corporation and Affiliates (Supplemental Plan). The amount of the annual pension benefit from both Plans is based upon average annual compensation for the 36 consecutive months of highest regular compensation (including up to three EIP awards within the 36-month period) within the 120-month period immediately preceding retirement (final average earnings).

   The Supplemental Plan is an unfunded non-contributory plan which provides, unlike the Basic Plan, for the grant of additional years of employment and deemed age to officers or supervisors, for the inclusion of earnings in excess of the limits contained in the Code and deferred incentive compensation in the calculation of final average earnings and for any benefit in excess of the limitations provided for under the Code. Messrs. Davidson, Evans, von Bernuth, Young and Shattuck have accrued benefits under the Supplemental Plan.

   The credited years of service and approximate final average earnings (as of February 28, 2001) for each of the five individuals named in the Summary Compensation Table under both Plans mentioned above are as follows: Mr. Davidson 40, $2,182,000; Mr. Evans 7 (vesting of which is subject to continuing employment by the Railroad through May 1, 2002, subject to early vesting in certain circumstances), $1,173,000; Mr. von Bernuth 21, $883,000; Mr. Young 22, $500,000 and Mr. Shattuck 40, $544,000.

   The Company purchased annuities to satisfy certain unfunded obligations under the Supplemental Plan to executives and certain other active and former employees and has paid the federal and state taxes on behalf of such persons imposed in connection with these purchases. These purchases reduce the Company's obligations under the Supplemental Plan. The benefits in the following Pension Plan Table will be reduced for any employee for whom an annuity was purchased by an amount calculated so that the expected aggregate amount received by the employee from the annuity and the Supplemental Plan net of federal taxes will be the same as the net amount that would have been received from the Supplemental Plan if the annuity had not been purchased.

   The estimated annual benefits payable under the Plans at normal retirement at age 65 based upon final average earnings and years of employment is illustrated in the following table:

                                          Years of Employment
            -------------------------------------------------------------------------------
   Final     5 Yrs    10 Yrs   15 Yrs   20 Yrs    25 Yrs     30 Yrs     35 Yrs     40 Yrs
  Average   Employ-  Employ-  Employ-  Employ-   Employ-    Employ-    Employ-    Employ-
 Earnings     ment     ment     ment     ment      ment       ment       ment       ment
 ---------  -------- -------- -------- -------- ---------- ---------- ---------- ----------
 $ 400,000  $ 32,100 $ 64,210 $ 96,310 $128,420 $  160,520 $  192,590 $  211,350 $  230,110
   600,000    48,770   97,550  146,320  195,100    243,870    292,590    321,350    350,110
   800,000    65,440  130,890  196,330  261,780    327,220    392,590    431,350    470,110
 1,000,000    82,110  164,230  246,340  328,460    410,570    492,590    541,350    590,110
 1,200,000    98,780  197,570  296,350  395,140    493,920    592,590    651,350    710,110
 1,400,000   115,450  230,910  346,360  461,820    577,270    692,590    761,350    830,110
 1,600,000   132,120  264,250  396,370  528,500    660,620    792,590    871,350    950,110
 1,800,000   148,790  297,590  446,380  595,180    743,970    892,590    981,350  1,070,110
 2,000,000   165,460  330,930  496,390  661,860    827,320    992,590  1,091,350  1,190,110
 2,200,000   182,130  364,270  546,400  728,540    910,670  1,092,590  1,201,350  1,310,110
 2,400,000   198,800  397,610  596,410  795,220    994,020  1,192,590  1,311,350  1,430,110
 2,600,000   215,470  430,950  646,420  861,900  1,077,370  1,292,590  1,421,350  1,550,110

   The benefits in the foregoing Pension Plan Table would be paid in the form of a life annuity with 50% surviving spouse's benefit, and reflect offsets for Social Security or Railroad Retirement.

Change in Control Arrangements

   In November 2000, the Board of Directors adopted a Change in Control policy to provide the Company with a smooth transition of management and continuing operations throughout a Change in Control transaction. The Key Employee Continuity Plan (the Continuity Plan) provides severance benefits to 34 senior level executives of the Company and its subsidiaries in the event a Change in Control occurs and, in addition, the covered executive is involuntarily terminated or constructively discharged within two years following a Change in Control. A Change in Control is generally deemed to occur if (i) any person or group becomes the beneficial owner of 20% or more of the Company's outstanding voting securities, (ii) there is a change in 50% of the composition of the Board of Directors (such change must be due to new directors not recommended by the Board), (iii) a merger, consolidation or reorganization which results in the Company's shareholders holding 50% or less of the outstanding voting securities of the post-transaction entity, or (iv) a liquidation, dissolution or sale of all or substantially all the Company's assets.

   Under the Continuity Plan, severance benefits are the same for all covered executives except for the multiple used to determine lump sum severance payments with respect to base salary and the average annual incentive compensation earned in the most recent three calendar years beginning in 2000. Covered executives are categorized into three tiers under the Continuity Plan, with Tier 1 executives receiving a multiple of three; Tier 2 executives receiving a multiple of 2; and Tier 3 executives receiving a multiple of one and one-half. Messrs. Davidson and Evans are Tier 1 executives and Messrs. von Bernuth and Young are Tier 2 executives. Other benefits under the Continuity Plan include the continuation of health insurance, dental and executive life insurance for three years reduced by any benefits receivable from a subsequent employer. The Continuity Plan provides for automatic vesting in the Company's Supplemental Plan and an additional accumulation of three years of age and service credit (subject to certain limits). Covered executives will also be made whole with respect to any excise tax imposed by Section 4999 of the Code upon the severance benefits received under the Continuity Plan. Under the Change in Control provisions adopted in various compensation plans and subject to certain limitations, there will be an acceleration of the vesting of, or lapse of restrictions and restriction periods applicable to, outstanding stock options, retention stock and other similar equity based awards, along with the deemed satisfaction of certain performance criteria, to the extent not previously vested or satisfied. In addition, executives will be allowed to cash out of certain deferred compensation programs and receive cash payment on certain retention shares.

Five-Year Performance Comparison

   The following graph provides an indicator of cumulative total shareholder returns, assuming reinvestment of dividends, for the Company as compared to the S&P 500 Stock Index and a peer group comprising CSX Corporation, Norfolk Southern Corporation and Burlington Northern Santa Fe Corporation. In addition, until the third quarter of 1996, when the Company's oil, gas and mineral operations were spun off, the peer group also included the following companies: Burlington Resources, Inc., El Paso Natural Gas Co., Santa Fe Energy Resources, Inc., Santa Fe Pacific Gold Corporation, and Catellus Development Corp. (the former real estate development subsidiary of Santa Fe).

[COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
       UPC, S&P 500 AND PEER GROUP

                UPN     S&P 500    Proxy Index
                ---     -------    -----------
   12/31/95     1.000    1.000        1.000
   12/31/96     1.386    1.229        1.116
   12/31/97     1.484    1.639        1.289
   12/31/98     1.087    2.106        1.308
   12/31/99     1.070    2.549        0.958
   12/31/00     1.268    2.317        0.945

2000 Return      1.85%    -9.1%        -1.3%


   For 2000, the cumulative total shareholder return for the Company, assuming reinvestment of dividends, was 18.5%, while returns for the S&P 500 Stock Index and the peer group were -9.1% and -1.3%, respectively.

                 (2) ADOPTION OF THE UNION PACIFIC CORPORATION
                           2001 STOCK INCENTIVE PLAN
Introduction

   On February 22, 2001, the Board of Directors approved and recommended for submission to the shareholders for their adoption the Union Pacific Corporation 2001 Stock Incentive Plan (the Plan). The approval by an affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy and entitled to vote on this proposal, at the 2001 Annual Meeting is required for adoption.

   If the Plan is approved by shareholders, no additional stock awards may be granted under the Company's 1993 Stock Option and Retention Stock Plan.

   The Board of Directors believes that the adoption of the Plan is desirable because it will promote and closely align the interests of employees of the Company and its shareholders by providing stock-based compensation and other performance-based compensation. The Board believes the Plan will strengthen the Company's ability to reward performance which enhances long term shareholder value; increase employee stock ownership through performance-based compensation plans; and strengthen the Company's ability to attract and retain an outstanding employee and executive team.

   The following summary of the material features of the Plan is qualified in its entirety by reference to the complete text of the Plan. A copy of the Plan may be requested from the Company as provided on page 55. Additionally, the Plan was filed on Form 8-K with the SEC on March 8, 2001, and a copy of such filing is available at the SEC's website, http://www.sec.gov, on its EDGAR database.

Stock Subject to the Plan

   The Plan provides for the grant of non-qualified stock options, incentive stock options, retention shares, stock units and incentive bonuses. Under the Plan, the number and kind of shares as to which options, retention shares, or stock units or incentive bonuses may be granted is 12 million shares of Common Stock. No more than 20% of these shares of Common Stock will be available for grants of retention shares, retention stock units or any other performance-based stock awards. The number of shares of Common Stock subject to the Plan and to outstanding awards under the Plan will be appropriately adjusted by the Board of Directors or its designated committee if the Common Stock is affected through a reorganization, merger, consolidation, recapitalization, reclassification, stock dividend, stock split, spin-off or sale of substantially all of the Company's assets. For purposes of calculating the aggregate number of shares of Common Stock issued under the Plan, only the number of shares of Common Stock issued upon exercise or settlement of an award and not delivered or retained by the Company upon cancellation, expiration or forfeiture of an award or in payment or satisfaction of the purchase price, exercise price or tax withholding obligation of an award shall be counted. The market value of a share of Common Stock based on the closing price on the New York Stock Exchange on March 2, 2001 was $55.05.

Administration

   The Plan shall be administered by the Compensation and Benefits Committee (the Committee) currently composed of non-employee members of the Board of Directors, none of whom are eligible to participate under the Plan. The Committee may delegate various functions to subcommittees or certain officers of the Company.

Eligibility

   Plan participation is limited to employees of the Company and its subsidiaries. As of December 31, 2000, there were approximately 61,800 employees of the Company and its subsidiaries. Directors who are not full-time employees are not eligible.

   Options, retention shares, stock units and incentive bonuses may be granted by the Committee to eligible employees in such number and at such times during the term of the Plan as the Committee shall determine. In granting options, retention shares, stock units and incentive bonuses, the Committee shall take into account such factors as the Committee may deem relevant in respect of accomplishing the Plan's purposes, including one or more of the following: the extent to which performance goals have been met, the duties of the respective employees and their present and potential contributions to the Company's success. Retention shares and retention stock units may be granted to reward the attainment of individual, Company or subsidiary goals, or to attract or retain employees of the Company or any subsidiary, and shall be granted subject to the attainment of performance goals unless the Committee shall determine otherwise.

Terms and Conditions of Non-Qualified Options

   The Plan will permit the Committee to grant non-qualified options, which are not subject to the tax treatment provided under Section 422 of the Code. Non-qualified options will be subject to the following terms and conditions:
(i) the option price per share will be determined by the Committee but will not in any event be less than 100% of the fair market value of the Common Stock on the date the option is granted, (ii) in no event will any option be exercisable more than 10 years after the date the option is granted, (iii) except in cases of death or disability of the employee, the shares covered by an option may not be purchased for 12 months after the date on which the option is granted (unless the Committee determines otherwise), or such longer period or periods and subject to such conditions as the Committee may determine, but thereafter may be purchased at one time or in such installments over the balance of the option period as may be provided in the option, and
(iv) an option may not be transferred except that it may be exercised by a participant's legal representatives or heirs. The Committee may grant a non-qualified option or provide for the grant of a non-qualified option, either from time to time in the discretion of the Committee or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals, the satisfaction of an event or condition within the control of the participant or within the control of others. The Plan expressly provides that the Company cannot reprice options except for appropriate adjustments in connection with changes in capital structure. The Committee may permit a participant to elect to defer receipt of all or part of the shares of Common Stock issuable upon the exercise of an option.

   All options will expire immediately if the participant is discharged from employment for deliberate, willful or gross misconduct. If the participant's employment is terminated due to retirement, disability or death, the option may be exercised to the extent shares were then purchasable (except that the holding periods described in clause (iii) above will not apply in cases of death or disability, and the Committee may determine in a specific case that particular limitations shall not apply), but only if exercised within five years after the date of such termination (unless the Committee shall provide for a shorter period at the time the option is granted). If the participant's employment is terminated as a result of the disposition by the Company or any of its subsidiaries of all or part of its interest in, or the discontinuance of a business or a subsidiary, division or other business unit, unvested options are not forfeited, any holding period will be satisfied in accordance with its original schedule and the option will expire, unless exercised, five years after the date of termination. If the participant's employment is terminated as a result of a force reduction program instituted by the Company or any of its subsidiaries, the option shall expire, unless exercised, three years from the date of termination. If a participant's employment is terminated (other than a termination as a result of disability or gross misconduct) within two years following a Change in Control, the option shall become fully vested and may be exercised for a period of three years following such termination or for a period of five years following such termination if the termination is due to retirement or the disposition by the Company or any of its subsidiaries of all or part of its interest in, or the discontinuance of a business of, a subsidiary, division or other business unit. A Change in Control is defined on page 35. In all other cases, the option may be exercised to the extent shares were then purchasable (except that the Committee may determine in a specific case that particular limitations shall not apply) but only if exercised by the participant within three months of the date of such termination (unless the Committee shall provide for a shorter period at the time the option is granted). In no event shall any option be exercisable subsequent to the 10th anniversary of the date on which it is granted. The Committee will determine with respect to each option grant the nature and extent of the restrictions, if any, to be imposed on the shares which may be purchased thereunder.

   At the discretion of the Committee, all or a portion of the exercise price of the option may be paid by the surrender (constructively by attestation) of previously acquired Common Stock owned by the participant or by authorizing the Company to withhold shares of Common Stock otherwise issuable upon exercise of the option. In addition, the Committee may permit the participant to pay amounts due under applicable withholding tax laws upon exercise of options by authorizing the Company to withhold or accept shares of Common Stock.

Terms and Conditions of Incentive Stock Options

   The Committee may also grant incentive stock options as defined under
Section 422 of the Code. All incentive stock options issued under the Plan shall be subject to the same terms and conditions as the non-qualified options granted under the Plan provided that: (i) the aggregate fair market value (determined as of the date the incentive stock option is granted) of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year, under the Plan or any other stock option plan adopted by the Company or any subsidiary, shall not exceed $100,000 and (ii) an option will not qualify for tax treatment as an incentive stock option if it is exercised more than one year after the participant ceases to be employed because of a disability (as defined in Section 22(c)(3) of the Code) or three months after the participant otherwise ceases to be an employee of the Company or a subsidiary. Upon the expiration of the one year period following a disability or the three month period following a termination as a result of (a) retirement, (b) the disposition by the Company or any of its subsidiaries of all or part of its interest in, or the discontinuance of a business or a subsidiary, division or other business unit,
(c) a force reduction program instituted by the Company or (d) a Change in Control, any unexercised incentive stock options shall become non-qualified options exercisable pursuant to the provisions described above. If any incentive stock options become exercisable in any year in excess of the $100,000 limitation, incentive stock options representing such excess shall become non-qualified options exercisable pursuant to the provisions described above. The Plan expressly provides that the Company cannot reprice options except for appropriate adjustments in connection with changes in capital structure.

Terms and Conditions of Retention Shares

   The Committee may also grant retention shares to an employee. Such retention shares shall be restricted for such periods as the Committee in its discretion shall determine, provided, however, that such periods shall not be less than three years from the date of grant (the Restricted Period) and the Committee may also specify other terms and conditions to the right of a participant to receive the shares without restriction (Vesting Conditions). During the Restricted Period and prior to the satisfaction of any Vesting Conditions, the participant shall have the entire beneficial interest in, and all rights and privileges of a shareholder as to, such shares, including the right to vote such shares and, unless the Committee determines otherwise, the right to receive dividends, subject to the following restrictions: (i) the participant shall not be entitled to delivery of the stock certificate until expiration of the Restricted Period and the satisfaction of any Vesting Conditions; (ii) none of the retention shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any Vesting Conditions; and (iii) all of the retention shares shall be forfeited and all rights of the participant to such shares shall terminate unless the participant remains in continuous employment of the Company or a subsidiary during the Restricted Period and until any applicable Vesting Conditions have been satisfied, except as provided below. Unless the Committee determines otherwise at the time retention shares are granted, in case of a participant's termination of employment due to death, disability or retirement at actual age 65, if all Vesting Conditions have been satisfied, the participant's retention shares shall immediately vest and be delivered to the participant or his beneficiary, as the case may be. If a participant's employment is terminated within two years following a Change in Control, the remaining restrictions with respect to the participant's retention shares shall lapse and the Committee may, in its sole discretion, elect to make such payment either in cash, in shares of Common Stock, in shares of equity securities of the entity (or its parent) resulting from such Change in Control or in any combination of the foregoing. If a participant's employment terminates for any reason other than death, disability, retirement or a Change in Control as described in the preceding sentences, the participant's retention shares shall be forfeited. If a participant's employment terminates for any reason prior to the satisfaction of any Vesting Conditions, then unless the Committee determines otherwise at the time the retention shares are granted, the participant's retention shares shall be forfeited. On any termination of employment, the Committee may in its discretion permit the participant to retain retention shares which would otherwise be forfeited.

   The Committee may permit a participant to pay amounts due under applicable withholding tax laws on lapse of restrictions on retention shares by authorizing the Company to withhold shares of Common Stock.

Terms and Conditions of Stock Units

   The Committee may also grant stock units to a participant. All stock units issued under the Plan shall, unless the Committee provides otherwise, be subject to the same terms and conditions as the retention shares granted under the Plan. Awards of stock units shall be payable in shares of Common Stock. The Committee may permit a participant to elect to defer receipt of all or part of any award of stock units pursuant to the rules and regulations adopted by the Committee.

Terms and Conditions of Incentive Bonuses

   The Committee may also grant incentive bonuses pursuant to which a participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified by the Committee. Incentive bonuses may be paid in either cash or in shares of Common Stock, and payment in cash does not affect the number of shares of Common Stock available under the Plan. Subject to the express provisions of the Plan, the Committee has discretion to determine the terms of any incentive bonus, including the target and maximum amount payable to a participant as an incentive bonus, the performance criteria (which may be based on financial performance and/or personal performance evaluation) and level of achievement versus these criteria that determines the amount payable under an incentive bonus, the fiscal year or other period (which may not be less than a year) as to which performance will be measured for determining the amount of any payment, the timing of any payment earned by virtue of performance, restrictions on the alienation or transfer of an incentive bonus prior to actual payment, forfeiture provisions, and such further terms and conditions, in each case not inconsistent with the Plan, as the Committee may determine from time to time. The performance criteria for any portion of an incentive bonus that is intended to satisfy the requirements for "performance-based compensation" will be a measure based on one or more Qualifying Performance Criteria (as defined below). Notwithstanding satisfaction of any performance goals, the amount paid under an incentive bonus may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

Dividends and Dividend Equivalents

   The Committee may grant awards that provide the participant with the right to receive dividend payments or dividend equivalent payments on the Common Stock subject to the award, whether or not such award has been exercised or is vested.

Qualifying Performance Criteria and Section 162(m) Limits

   Subject to shareholder approval of the Plan, the performance criteria for any award of retention shares, retention stock units or any incentive bonus that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code shall be any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee in the award: (a) cash flow (before or after dividends), (b) earnings per share (including earnings before interest, taxes, depreciation and amortization), (c) stock price, (d) return on equity, (e) total shareholder return, (f) return on capital (including return on total capital or return on invested capital), (g) return on assets or net assets, (h) market capitalization, (i) total enterprise value (market capitalization plus debt),
(j) economic value added, (k) debt leverage (debt to capital), (I) revenue,
(m) income or net income, (n) operating income, (o) operating profit or net operating profit, (p) operating margin or profit margin, (q) return on operating revenue, (r) cash from operations, (s) operating ratio, (t) commodity or operating revenue and (u) market share. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (v) asset write-downs, (w) litigation or claim judgments or settlements, (x) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (y) accruals for reorganization and restructuring programs, and (z) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's Annual Report to shareholders for the applicable year.

   The aggregate number of shares of Common Stock issuable as options granted under the Plan during any calendar year to any one participant shall not exceed 1,000,000 and the aggregate number of shares of Common Stock issuable as retention shares or retention stock units granted under the Plan during any calendar year to any one participant shall not exceed 250,000 unless such limitations are no longer required under Section 162(m) of the Code. The maximum amount payable as an incentive bonus under the Plan during any calendar year to any one participant shall not exceed $15 million unless such limitation is no longer required under Section 162(m) of the Code.

Tandem Stock or Cash Rights

   The Committee may provide that an award shall contain as a term thereof, a right, either in tandem with the other rights under the award or as an alternative thereto, of the participant to receive a number of shares of Common Stock, cash or a combination thereof.

Duration and Amendment of the Plan

   No options, retention shares, stock units or incentive bonuses may be granted pursuant to the Plan after April 20, 2011. The Board of Directors or the Committee may amend, alter or discontinue the Plan or any agreement evidencing an award made under the Plan, but no such amendment shall, without the approval of the shareholders of the Company: (i) materially increase the maximum number of shares of Common Stock for which awards may be granted under the Plan; (ii) reduce the price at which options may be granted; (iii) reduce the exercise price of outstanding options; (iv) extend the term of the Plan; (v) change the class of persons eligible to participate under the Plan; and (vi) increase the number of shares of Common Stock that are eligible for non-option awards. In addition, after any Change in Control, no change to the Plan may impair the rights of any participant without such participant's consent.

Federal Income Tax Consequences of Non-Qualified Options, Incentive Stock Options, Retention Shares, Stock Units and Incentive Bonuses

   Counsel has advised that in accordance with the general administration of the Plan and under present federal tax laws and regulations, the significant federal income tax consequences in accordance with the general administration of the Plan and to participants and the Company and its subsidiaries as a result of the grant and exercise of non-qualified and incentive stock options, the grant of retention shares and stock units and the lapse of the restrictions thereon and the grant and payment of incentive bonuses and tandem rights should be as described below.

   Non-Qualified Options. A participant will not have taxable income upon the grant of a non-qualified option. Upon the exercise of a non-qualified option, the participant will recognize ordinary income equal to the difference between
(i) one share of stock valued at the closing price on the day prior to the date the option is exercised and (ii) the option price of one share, times the number of shares exercised.

   To the extent the participant elects to defer the receipt of the shares issuable upon the exercise of a non-qualified option, such exercise will not be taxable. Rather, taxation will be postponed until the deferred amount becomes payable. At that time, the participant will recognize ordinary income equal to the value of the amount then payable.

   The participant will be subject to income tax withholding at the time when the ordinary income is recognized.

   Incentive Stock Options. A participant will not have taxable income upon the grant of an incentive stock option. Upon the exercise of an incentive stock option, the participant will not have taxable income, provided the participant at all times from the date of the granting of the incentive stock option to a date three months before the date of exercise has been an employee of the Company or a subsidiary. (In the case of a participant who is disabled within the meaning of Section 22(e)(3) of the Code, the three-month period is extended to one year.)

   If the participant makes a "disqualifying disposition" of stock acquired pursuant to the exercise of an incentive stock option, the participant will recognize ordinary income equal to the amount by which the value of the option stock at the time of exercise (or, if less, the amount realized on such disposition) exceeds the option price. A disqualifying disposition generally includes a sale, exchange, gift, or transfer of legal title within one year of exercise of the incentive stock option or within two years of grant, whichever is later.

   The Company and its subsidiaries will not be entitled to any tax deduction with respect to an incentive stock option unless the participant makes a disqualifying disposition of the option stock. If a participant makes such a disposition, the Company or a subsidiary will be entitled to a tax deduction equal to ordinary income recognized by the participant on such disposition.

   Retention Shares. The tax consequences of a grant of retention shares depend upon whether or not a participant elects under Section 83(b) of the Code to be taxed at the time of the grant.

   If no election is made, the participant will not recognize taxable income at the time of the grant of the retention shares. When the restrictions on the shares lapse, the participant will recognize ordinary income equal to the value (determined on the next market trading date following the lapse date) of the retention shares. Any dividends with a record date prior to that time will be taxed to the participant as ordinary income, not as dividends, when paid.

   If the election is made, the participant will recognize ordinary income at the time of the grant of the retention shares equal to the value of such shares at that time, determined without regard to any of the restrictions. If the shares are forfeited before the restrictions lapse, the participant will be entitled to no deduction on account thereof.

   The participant will be subject to income tax withholding at the time when the ordinary income (including any dividends taxed as ordinary income) is recognized.

   Stock Units. A participant will not have taxable income upon the grant of a stock unit. Rather, taxation will be postponed until the stock becomes payable which will be either immediately following the lapse of the restrictions on the units or, if the participant has elected deferral to a later date, such later date. At that time, the participant will recognize ordinary income equal to the value of the amount then payable. Any dividend equivalents on the stock units will be taxed to the participant as ordinary income when paid.

   The participant will be subject to income tax withholding at the time when the ordinary income (including any dividend equivalents taxed as ordinary income) is recognized.

   Incentive Bonuses. A participant will not have taxable income upon the grant of an incentive bonus. Rather, taxation will be postponed until the incentive bonus becomes payable. At that time, the participant will recognize ordinary income equal to the value of the amount then payable.

   The participant will be subject to income tax withholding at the time when the ordinary income is recognized.

   Company Deduction and Section 162(m). Subject to the limitation imposed by
Section 162(m) of the Code, the Company or a subsidiary will be entitled to a deduction equal to the ordinary income recognized by the participant (including any dividends or dividend equivalents taxed as ordinary income) from non-qualified and incentive stock options, retention shares, stock units and incentive bonuses for the taxable year when the participant recognizes such income.

   For the individual serving as the chief executive officer of the Company at the end of the taxable year and for the individuals serving as officers of the Company or a subsidiary at the end of such year who are among the four highest compensated officers (other than the chief executive officer of the Company) for proxy reporting purposes, Section 162(m) of the Code limits the amount of compensation otherwise deductible by the Company and its subsidiaries for such year to $1,000,000 for each such individual, except to the extent that such compensation is "performance-based compensation." All non-qualified and incentive stock options are designed to be performance-based compensation for purposes of Section 162(m) of the Code. At the time of grant of retention stock, stock units and incentive bonuses, the Committee will determine the extent to which such grant will be performance-based compensation for purposes of Section 162(m) of the Code or not. Dividends and dividend equivalents that are paid currently will not be performance-based compensation for purposes of
Section 162(m) of the Code.

   The Board of Directors recommends that shareholders vote FOR approval of Proposal 2.

                (3) RATIFICATION OF APPOINTMENT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS

   The Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as the firm of independent certified public accountants to audit the books and accounts of the Company and its consolidated subsidiaries for the year 2001 subject to ratification by shareholders. The appointment of Deloitte & Touche LLP continues a relationship that began in 1969.

   A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions by shareholders.

   The Board of Directors recommends that shareholders vote FOR approval of Proposal 3.

                      (4) SHAREHOLDER PROPOSAL REGARDING
                              CONFIDENTIAL VOTING

   The Trust for the International Brotherhood of Electrical Workers' Pension Benefit Fund, 1125 Fifteenth St. N.W., Washington, DC, 20005, the beneficial owner of 9,404 shares of the Company's Common Stock, has submitted the following proposal. The Board of Directors recommends a vote against this proposal. The vote required for approval would be a majority of the votes cast on this proposal.

Proposal:

   BE IT RESOLVED: That the stockholders of Union Pacific ("Company"), recommend that our Board of Directors take the steps necessary to adopt and implement a policy of Confidential Voting at all meetings of its stockholders, which includes the following provisions:

  1. That the voting of all proxies, consents and authorizations be secret, and that no such document shall be available for examination nor shall the vote or identity of any shareholder be disclosed except to the extent necessary to meet the legal requirements, if any, of the Corporation's state of incorporation; and

  2. That the receipt, certification and tabulation of such votes shall be performed by independent election inspectors.

                             SUPPORTING STATEMENT:

   It is the proponents' belief that it is vitally important that a system of Confidential Proxy Voting be established at Union Pacific. Confidential balloting is a basic tenet of our political electoral process ensuring its integrity. The integrity of corporate board elections should also be protected against potential abuses given the importance of corporate policies and practices to corporate owners (stockholders) and our national economy.

   The implementation of a Confidential Voting System would enhance shareholder rights in several ways. First, in protecting the confidentiality of the corporate ballot, shareholders would feel free to oppose management nominees and issue positions without fear of retribution. This is especially important for professional money managers whose business relationships can be jeopardized by their voting positions.

   A second important benefit of Confidential Voting would be to invigorate the corporate governance process at the Corporation. We believe that shareholder activism would be promoted within the Corporation. It is our belief that shareholders empowered with a free and protected vote would be more active in the proposing of corporate policy resolutions and alternate board candidates.

   Finally, it is our belief that the enhancement of the proxy voting process would change the system where too often shareholders vote "with their feet," not with their ballots. This change would help to develop a long-term investment perspective where corporate assets could be deployed, and used in a more effective and efficient manner.

                    WE URGE YOU TO VOTE FOR THIS PROPOSAL.

Recommendation of the Board of Directors:

   After a careful review of proxy solicitation and tabulation practices at the Company and the supporting statements offered by the proponent, the Board of Directors does not believe that the adoption of a policy including the two provisions proposed would provide any improvement over the Company's methods or the opportunities in existence for shareholders to vote confidentially. The Company already utilizes independent inspectors to tabulate and provide voting results for record holders and the returns for employees holding the Company's Common Stock through the various benefit plans are provided directly to the plan trustee and must be kept in confidence under the provisions of the Employee Retirement Income Security Act (ERISA). Additionally, any shareholder who wants confidentiality may hold shares through a bank, broker or other nominee who can not disclose the name of the shareholder without the shareholder's permission. The Board further believes that the opportunity for investors of all sizes to use their votes on particular issues to send messages to management should not be stifled by a strictly confidential voting system.

   The proponent states that by protecting the confidentiality of the corporate ballot, shareholders would feel free to oppose management without fear of retribution. The Company has always conducted its solicitations in a fair and equitable manner without any threat of retaliation, and it is difficult to imagine that any company would risk the ill will and bad publicity that would result if it tried to retaliate against someone for opposing management on a proxy matter. The Company will also attest that the current system does not stifle shareholder communication; a number of proxy cards are received each year from the inspectors with comments, both good and bad, concerning various issues of interest to shareholders. Confidential voting would deny shareholders a direct and effective means of communicating their concerns to the Company.

   The proponent also states that another important benefit of confidential voting would be to invigorate the corporate governance process at the Company. The Board of Directors takes strong exception to this position because the Board and the Company have been in the forefront of the governance movement for a number of years. The Board initiated the process in 1995 with a thorough investigation of shareholder interests and concerns that resulted in the adoption by the Board of written governance practices and the Board's voluntary elimination of classified three-year terms for directors. Under Mr. Davidson's leadership, the Board has continued and strengthened the Company's governance procedures with the appointment of the Corporate Governance and Nominating Committee to assist in fulfilling its desire to promote excellence in governance at the Company. The addition of confidential voting would not enhance the Company's excellent governance record.

   The Board of Directors recommends that shareholders vote AGAINST
Proposal 4.

           (5) SHAREHOLDER PROPOSAL REGARDING CHAIRMAN OF THE BOARD

   The Amalgamated Bank of New York LongView Collective Investment Fund, 11-15 Union Square, New York, NY 10003, the beneficial owner of 4,400 shares of the Company's Common Stock, has submitted the following proposal. The Board of Directors recommends a vote against this proposal. The vote required for approval would be a majority of the votes cast on this proposal.

Proposal:

   RESOLVED: The shareholders of Union Pacific Corporation ("Union Pacific" or the "Company") urge the Board of Directors to amend the bylaws to require that an independent director who has not served as chief executive officer ("CEO") of the Company shall serve as chairman of the Board of Directors.

                             SUPPORTING STATEMENT

   The primary purpose of the Board of Directors is to protect shareholders' interests by providing independent oversight of management, including the CEO. Such oversight is important in light of the performance of Union Pacific's stock under its current Chairman and CEO, Richard Davidson. We believe that a separation of the roles of Chairman and CEO will promote greater management accountability to shareholders at Union Pacific.

   Corporate governance experts have questioned how one person serving as both Chairman and CEO can effectively monitor and evaluate his or her own performance. The NACD Blue Ribbon Commission on Director Professionalism has recommended that an independent director should be charged with "organizing the board's evaluation of the CEO and providing continuous ongoing feedback; chairing executive sessions of the board; setting the agenda with the CEO, and leading the board in anticipating and responding to crises."

   Separating the positions of Chairman and CEO will enhance independent Board leadership at Union Pacific. Many institutional investors have found that a strong, objective board leader can best provide the necessary oversight of management. For example, CalPERS' Corporate Governance Core Principles and Guidelines states that "the independence of a majority of the Board is not enough" and that "the leadership of the board must embrace independence, and it must ultimately change the way in which directors interact with management."

   Under Richard Davidson's leadership as Chairman and CEO, Union Pacific shareholders have seen the stock price falter and the dividend cut by more than half. The Southern Pacific acquisition resulted in unforeseen traffic congestion that cost Union Pacific approximately $450 million after taxes in 1997. A lifelong Union Pacific employee, Davidson admitted in The Wall Street Journal that "this has truly been a humbling experience and no way to run a railroad."

   The Board continues to face challenges in its oversight of Union Pacific management and the management of its trucking subsidiary, Overnite Transportation. Concurrent with a probe by the FBI and U.S. Justice Department, Union Pacific launched an outside investigation into allegations of criminal activity by top-level management at Overnite. An independent chairman will strengthen the Board's integrity and help minimize potential legal liabilities going forward.

   For these reasons, we urge a vote FOR this resolution.

Recommendation of the Board of Directors:

   The Board believes that it is not in the best interests of the Company and its shareholders to adopt a by-law provision to require that an independent director serve as

Chairman of the Board. It is the Board's view that it should be free to make this choice in a manner that is best for the Company at any point in time. The proposed by-law amendment would instead require a particular structure and deprive the Board of its flexibility to organize its functions and conduct its business in the manner it deems most efficient. In its "Policy Statement on Corporate Governance", TIAA-CREF, a major institutional investor widely recognized for its leadership in corporate governance, specifically recognizes this responsibility of the Board. TIAA-CREF also advises that it does not generally support shareholder resolutions to separate the positions of CEO and Chairman.

   The Board believes the Company is currently best served by having one person, Mr. Davidson, serve as both Chairman and CEO, acting as a bridge between the Board and the operating organization and providing critical leadership for the strategic initiatives and challenges of the future. The Board also considers that Board independence and oversight is maintained effectively through the composition of the Board and through sound corporate governance practices as set out on pages 15 through 18. The independence of the Board as a whole is assured as 12 of 14 current directors are outside independent directors, and the Audit, Compensation, Finance and Governance Committees are all composed entirely of outside directors.

   The proponent states that the NACD Blue Ribbon Commission on Director Professionalism recommends that an independent director be charged with organizing the Board's evaluation of the CEO. The Board wishes to point out, as detailed in the section Evaluation of the Chairman and CEO on pages 16 and 17, that the Company utilizes two board committees, both comprised entirely of outside directors and chaired by outside directors, to evaluate the CEO. The proponent also points to a probe of certain alleged activities at the Company's subsidiary, Overnite Transportation Company, as further support for an independent chairman. The facts of this matter are that, at the direction of Mr. Davidson, the General Counsel of the Company and independent outside counsel voluntarily undertook the above probe in response to allegations by the International Brotherhood of Teamsters. The report found no evidence of any wrongdoing by Overnite's management. In addition, the Federal Bureau of Investigation and the U.S. Department of Justice have made no allegations of wrongdoing against Overnite or its management. The Teamsters have engaged in various pressure tactics over the past several years to try to organize Overnite employees. The Board has followed this matter very closely and fails to see how an independent chairman could better respond to Teamster activities.

   For the above reasons, the Board believes that no purpose is served by imposing an absolute rule against a Chief Executive Officer serving as Board Chairman and opposes the resolution because it would reduce the Board's flexibility to select a style of leadership depending on time and circumstances.

   The Board of Directors recommends that shareholders vote AGAINST
Proposal 5.

                                OTHER BUSINESS

   The only business to come before the meeting of which the management is aware is set forth in this Proxy Statement. If any other business is presented for action, it is intended that discretionary authority to vote the proxies shall be exercised in respect thereof in accordance with the best judgment of the proxy holders.

   IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                          Carl W. von Bernuth
                                          Senior Vice President,
                                          General Counsel and Secretary

 Any security holder wishing to receive, without charge, a copy of Union Pacific's 2000 Annual Report or Form 10-K (without exhibits) filed with the Securities and Exchange Commission, the Company's report, "Commitment to Diversity" or the Union Pacific Corporation 2001 Stock Incentive Plan should write to Secretary, Union Pacific Corporation, 1416 Dodge Street, Room 1230, Omaha, NE 68179.

                                                                     Appendix A

                           UNION PACIFIC CORPORATION
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                    CHARTER

Function

   The Audit Committee will assist the Board of Directors in fulfilling its responsibility to the shareholders and investment community relating to Corporate accounting, reporting practices of the Corporation, and the quality and integrity of the financial reports of the Corporation. In fulfilling these responsibilities, the Audit Committee will (i) review the scope of audits of the Corporation and its subsidiaries, (ii) monitor the system of internal control implemented throughout the Corporation, and (iii) provide an avenue of communication among the independent auditors, management, the internal audit staff, and the Board of Directors. In addition, the Audit Committee is responsible for reviewing appropriate standards of business conduct for the Corporation and its employees and for monitoring compliance with these standards.

Membership

   The Audit Committee will be composed of at least three Directors each of whom will meet the independence requirements of the New York Stock Exchange as the Board of Directors determines in its business judgment.

   All members of the Audit Committee must be financially literate and at least one member of the Audit Committee must have accounting or related financial management expertise, as such qualifications are determined by the Board of Directors in the exercise of its business judgment.

Meetings

   The Audit Committee will meet as often as may be deemed necessary or appropriate in its judgment, generally four times each year. Meetings shall be conducted in accordance with applicable provisions of the Utah Revised Business Corporation Act. Meetings of the Audit Committee will normally be held in conjunction with meetings of the Board of Directors; however, exact timing and location of the meetings will be set by the Audit Committee Chair in consultation with the chief financial officer.

   The Audit Committee may have in attendance at its meetings such members of management, the independent auditors, and internal auditors as it may deem necessary or desirable to obtain the information needed to carry out its duties and responsibilities. The Committee shall meet in executive session with the Corporation's independent auditors and/or internal auditors without management present at least annually and at such other times the Committee deems it appropriate.

Duties and Responsibilities

   As part of its responsibility, the Committee will:

  (1) Assess the adequacy of the Committee's charter annually.

  (2) Recommend to the Board of Directors the independent auditors to be nominated to audit the financial statements of the Corporation and its subsidiaries, and review and approve the discharge of the independent auditors, which auditors shall ultimately be accountable to the Board of Directors through the Audit Committee.

  (3) Review with the independent auditors and management the scope of the proposed audit for the current year, the audit procedures to be used, and the proposed fee.

  (4) Review with management and the independent auditors the results of the annual audit, including any comments or recommendations of the independent auditors, and any reports of the independent auditors with respect to interim financial reviews as required by Statement on Auditing Standards 71, Interim Financial Information. Reports of the independent auditors with respect to interim financial reviews may be presented to the Audit Committee Chair. In addition, the Committee will discuss with the independent auditors those matters required by Statement on Auditing Standards 61, Communication with Audit Committees, respecting the independent auditors' judgment as to the quality of the Corporation's accounting principles.

  (5) Review with management the status of pending litigation, regulatory and tax matters, and other areas of oversight to the legal and compliance area as may be appropriate.

  (6) Recommend to the Board of Directors, based on the review and discussions noted above, whether the audited financial statements should be included in the Corporation's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

  (7) Preapprove non-audit engagements of independent accountants and review fees paid for these engagements as provided in the Corporation's Statement of Audit Committee Procedures in Connection with Non-Auditing Services Rendered by Independent Accountants.

  (8) Confirm and assure the independence of the independent auditors through receipt and review of written independence disclosures as required by Independence Standards Board Standard No. 1 and discussion with the independent auditors.

  (9) Review with management, the internal auditors, and independent auditors the Company's policies and procedures for assuring the adequacy and effectiveness of internal controls. As part of this effort, the Committee will inquire of management, the internal auditors, and independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the Corporation.

  (10) Review and concur with the appointment or dismissal of the chief internal auditor.

  (11) Review the internal audit staff's proposed audit plans for the coming year, evaluate the effectiveness of the internal audit staff on an annual basis, and periodically review the staff's independence, purpose, authority, and responsibilities.

  (12) Review with the chief internal auditor and the independent auditor the coordination and integration of audit efforts to ensure the scope of audits is appropriate, redundant efforts are minimized, and audit resources are used efficiently and effectively.

  (13) Review the Corporation's Statement of Policy Concerning Business Conduct and assess procedures for administering the Statement.

  (14) Inform the Board of Directors, through minutes and presentations as needed, of matters discussed at the Committee meetings including significant developments identified by the Committee.

                              [UNION PACIFIC LOGO]

[LOGO]     UNION PACIFIC                             PROXY
            CORPORATION                  SOLICITED BY BOARD OF DIRECTORS
         1416 Dodge Street                ANNUAL MEETING APRIL 20, 2001
             Room 1230                         SALT LAKE CITY, UTAH
          Omaha, NE 68179


The undersigned hereby appoints RICHARD K. DAVIDSON and CARL W. von BERNUTH, and each of them, as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of stock of UNION PACIFIC CORPORATION which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 20, 2001 or any adjournment or postponement thereof as indicated in this Proxy upon all matters referred to on the reverse side and described in the Proxy Statement for the meeting, and, in their discretion as set forth in the Proxy Statement, upon any other matters that may properly come before the meeting.

If no direction is made, this Proxy will be voted FOR all nominees in the election of Directors, FOR proposals 2 and 3, and AGAINST proposals 4 and 5. The Board of Directors recommends a vote FOR all nominees in the election of Directors, FOR proposals 2 and 3, and AGAINST proposals 4 and 5.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                 (Continued and to be signed on reverse side.)




                           UNION PACIFIC CORPORATION
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  ___


   The Board of Directors recommends a vote FOR all nominees in the election of Directors, FOR proposals 2 and 3, and AGAINST proposals 4 and 5.

1.   Election of Directors -            For    Withhold   For
                                        All      All      All                                      For    Against   Abstain
                                                         Except
     Nominees:  P.F. Anschutz, E.V.                                2.  Adopt the Union Pacific
     Conway, R.K. Davidson, T.J.       _____   ______    _____         Corporation 2001 Stock
     Donohue, A. W. Dunham, S.F.                                       Incentive Plan.            _____   ______    ______
     Eccles, I.J. Evans, E.T. Gerry,
     Jr., J.R. Hope, R.J. Mahoney,                                 3.  Ratify appointment of
     S. R. Rogel, R.D. Simmons, E.                                     Deloitte & Touche as
     Zedillo                                                           independent auditors.      _____   ______    ______

                                                                   4.  Shareholder proposal
                                                                       regarding confidential
                                                                       voting.                    _____   ______    ______

                                                                   5.  Shareholder proposal
                                                                       regarding Chairman of
                                                                       the Board.                 _____   ______    ______

                                                                       The undersigned acknowledges receipt of the Notice
                                                                       of Annual Meeting of Shareholders and of the Proxy
                                                                       Statement.

______________________________________________________                 Dated:
(Except nominee(s) written above.)                                           ______________________________________________, 2001


                                                                       Signature(s)
                                                                                  _______________________________________________

                                                                       ___________________________________________________
                                                                       Please sign exactly as name appears.  Joint owners
                                                                       should each sign personally.  Where applicable, indicate your official position or representative capacity.

[LOGO] UNION PACIFIC                 CONFIDENTIAL VOTING INSTRUCTIONS FOR
                                     CORPORATION  ANNUAL MEETING APRIL 20, 2001

To the Trustee:

The UNDERSIGNED hereby instructs you to vote, in person or by proxy, all the shares of stock of Union Pacific Corporation which were allocated to my account as of February 9, 2001, under one or more of the plans listed below and identified by the four-letter code below and on the reverse side of this card at the Annual Meeting of Shareholders to be held on April 20, 2001, or any adjournment or postponement thereof, as indicated upon all matters referred to on the reverse side of this card and described in the Proxy Statement for the meeting. I understand that this card when properly executed will be voted in the manner described herein; if no direction is made, the shares allocated to my account will be voted FOR all nominees in the election of Directors, FOR proposals 2 and 3 and AGAINST proposals 4 and 5; if I do not return my card, the shares that may be allocated to the plans in the left column below will be voted by the Trustee in the same proportion as the shares with respect to which voting instructions are received, and the shares allocated to the plans in the right column below will not be voted; and if I have shares allocated to more than one of the plans below and wish to vote the shares differently among the plans, I may contact Computershare Investor Services at 1-800-317-2512 for additional instruction cards.

Union Pacific Corporation Thrift Plan (THRT)                                Union Pacific Corporation Thrift Plan PAYSOP (UPSP)
Union Pacific Agreement Employee 401(k) Retirement Thrift Plan (AGRE)       Union Pacific Corporation Employee Stock Ownership Plan
Union Pacific Fruit Express Company Agreement Employee 401(k)                 (TRASOP) (TSOP)
  Retirement Thrift Plan (FREX)
Southern Pacific Rail Corporation Thrift Plan (SPCR)
Chicago and North Western Railway PS and Retirement Savings Program (CNWP)             (Continued and to be signed on reverse side.)

                           UNION PACIFIC CORPORATION
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  ___


   The Board of Directors recommends a vote FOR all nominees in the election of Directors, FOR proposals 2 and 3 and AGAINST proposals 4 and 5.

1.   Election of Directors -            For    Withhold   For
                                        All      All      All                                      For    Against   Abstain
                                                         Except
     Nominees:  P.F. Anschutz, E.V.                                2.  Adopt the Union Pacific
     Conway, R.K. Davidson, T.J.       _____   ______    _____         Corporation 2001 Stock
     Donohue, A. W. Dunham, S.F.                                       Incentive Plan.            _____   ______    ______
     Eccles, I.J. Evans, E.T. Gerry,
     Jr., J.R. Hope, R.J. Mahoney,                                 3.  Ratify appointment of
     S. R. Rogel, R.D. Simmons, E.                                     Deloitte & Touche as
     Zedillo                                                           independent auditors.      _____   ______    ______

                                                                   4.  Shareholder proposal
                                                                       regarding confidential
                                                                       voting.                    _____   ______    ______

                                                                   5.  Shareholder proposal
                                                                       regarding Chairman of
                                                                       the Board.                 _____   ______    ______

                                                                       The undersigned acknowledges receipt of the Notice
                                                                       of Annual Meeting of Shareholders and of the Proxy
                                                                       Statement.

______________________________________________________                 Dated:
(Except nominee(s) written above.)                                           ______________________________________________, 2001

                                                                       Signature(s)
                                                                                   ______________________________________________

                                                                       ___________________________________________________
                                                                       Please sign exactly as name appears.  Joint owners
                                                                       should each sign personally.  Where applicable, indicate your official position or representative capacity.